UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Check the appropriate box:
☐    Preliminary Proxy Statement
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☒     Definitive Proxy Statement
☐     Definitive Additional Materials
☐    Soliciting Material Pursuant to § 240.14a-12
Science Applications International Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒    No fee required
☐    Fee paid previously with preliminary materials

☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SAIC AT A GLANCE

SAIC® is a premier Fortune 500® technology integrator driving our nation's technology transformation. Our robust portfolio of offerings across the defense, space, civilian and intelligence markets includes secure high-end solutions in engineering, digital, artificial intelligence and mission solutions. Using our expertise and understanding of existing and emerging technologies, we integrate the best components from our own portfolio and our partner ecosystem to deliver innovative, effective and efficient solutions that are critical to achieving our customers' missions.

PURPOSE

VISION

We will be our nation's most trusted solutions integrator to secure and digitally evolve U.S. critical missions with our customers

MISSION

Partner with our customers to transform government, by creating and integrating digital solutions that address national imperatives with our diverse talent and innovative tech

VALUES

Integrity
Demand unwavering honesty, ethics and authenticity in yourself and others

Innovation
Empower our people to take appropriate risks and leverage emerging technology to solve our customers' most complex problems

Inclusion
Respect and value our people and passionately partner with our customers and our communities

SAIC®

LETTER TO OUR SHAREHOLDERS

FELLOW SHAREHOLDERS,

SAIC's Board of Directors and I are grateful for your continued confidence in SAIC through a year of transition. As we continually focus on delivering long-term value, our fiscal year 2024 results reflect our commitment to achieving our near-term goals while investing for the future.

After becoming CEO last October, I immediately set out to formulate, with my leadership team, a multi-year, enterprise growth strategy that included key pivots in our portfolio, go-to-market, culture and brand. That process centered on our three main constituents: our customers, our employees, and you, our shareholders. We strive to deliver value for all of our stakeholders, flawlessly executing a clearly defined strategy as we pursue our purpose to advance the power of technology and innovation to serve and protect our world.

Fiscal year 2024 was a year of great accomplishments financially as we moved the company's culture, portfolio and innovative solutions forward.

Revenues for the fiscal year were $7.4B, reflecting organic growth of 7.4% and increasing adjusted diluted EPS by +4% as compared to fiscal year 2023. With continued strong cash generation, we returned $436M of capital to shareholders via $357M of share repurchases and $79M of dividends. And you rewarded us for our performance with a total shareholder return of 25% for the fiscal year.

Throughout my career, I have placed significant value in reinforcing a strong and ethical culture. As I contemplated becoming SAIC's CEO, I was encouraged by the company's long-standing mission-based culture that prioritizes service to our nation as well as being a career destination for employees. As we move the company forward, we will never lose sight of three guiding values: integrity, innovation and inclusion. As you are well aware, technology is evolving at an ever-faster pace and as we look to bring on the most innovative solutions to serve our customers, we also continually adjust our business and

LETTER TO OUR SHAREHOLDERS

solutions portfolio accordingly. In fiscal 2024, we divested our logistics and supply chain business to better align the portfolio to our strategy and invest in enterprise technology differentiators such as operational AI, secure data analytics, digital engineering, secure multi-level cloud and system of systems integration. We also recently flattened the organization and centralized the business development function to reduce hierarchy, more rapidly innovate with customers, and standardize as well as optimize business development and capture capability.

SAIC has an outstanding legacy of service to our nation, of which we are extremely proud. Our customer base spans across our government from the Department of Defense and civilian agencies to the Intelligence Community. As we continue that legacy, we will focus our efforts and innovative capabilities on five national imperatives: Undersea Dominance, Border of the Future, Citizen Experience, All Domain Warfighting and Next Generation Space. These areas reflect our long-term commitments to further our customers' most important missions in support of our nation. SAIC will build solutions, invest in technologies, create thought leadership and drive policy initiatives, in alignment with our purpose: to advance the power of technology and innovation to serve and protect our world.

While we are proud of our legacy and fiscal year 2024 performance, we are always looking forward; we see a very bright future for SAIC. I am moved by the passion of our 24,000 employees to partner with our customers to transform government, by creating and integrating digital solutions that address national imperatives with our diverse talent and innovative technology.

On behalf of the Board of Directors, the leadership team and our employees, thank you for your continued confidence in SAIC.

Sincerely,

Toni Townes-Whitley
SAIC Chief Executive Officer

The Letter above refers to adjusted diluted Earnings Per Share which is a non-GAAP measure that excludes certain items from the comparable GAAP measure. For a reconciliation of this non-GAAP measure to GAAP, please refer to Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on March 18, 2024.

12010 Sunset Hills Road
Reston, Virginia 20190

NOTICE OF VIRTUAL ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 5, 2024 at 9:00 a.m. (ET)
http://www.virtualshareholdermeeting.com/SAIC2024

The annual meeting of stockholders of Science Applications International Corporation ("SAIC"), a Delaware corporation, will be held on Wednesday, June 5, 2024, at 9:00 a.m. (ET) as a virtual meeting at http://www.virtualshareholdermeeting.com/SAIC2024. We believe that a virtual annual meeting of stockholders provides greater access to those who may want to attend and, therefore, have chosen this over an in-person meeting. In addition, our Proxy Statement and our Annual Report on Form 10-K for our fiscal year ended February 2, 2024, are available at www.proxyvote.com. Information on these websites, other than these materials, is not a part of the proxy solicitation materials.
The annual meeting is being held for the following purposes:
1.    To elect eleven directors;
2.    To conduct a non-binding, advisory vote to approve the compensation of our named executive officers ("Say-on-Pay");
3.    To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2025; and
4.    To transact such other business as may properly come before the meeting or any adjournments, postponements or continuations of the meeting.
The foregoing items of business are fully described in our Proxy Statement made available on the Internet and, upon request, in paper copy. Our Board of Directors has set the close of business on April 8, 2024 as the record date for the determination of stockholders who are entitled to notice of and to vote at the annual meeting and at any and all adjournments, postponements or continuations thereof. A list of stockholders entitled to vote at the meeting will be available for inspection at our headquarters, 12010 Sunset Hills Road, Reston, Virginia 20190, for at least 10 days prior to the meeting.
By Order of the Board of Directors
Hilary L. Hageman
Corporate Secretary

Reston, Virginia
April 24, 2024

YOUR VOTE IS IMPORTANT
You are cordially invited to attend the virtual annual meeting via the following website: http://www.virtualshareholdermeeting.com/SAIC2024. Whether or not you expect to virtually attend, please submit your proxy or voting instructions:

By Internet	By Telephone	By Mail
For specific instructions regarding how to vote, please refer to the questions and answers beginning on page 5 of this Proxy Statement or the instructions on the proxy and voting instruction card. Submitting a proxy or voting instructions will not prevent you from attending the virtual annual meeting and voting at the meeting if you so desire but will help us secure a quorum and reduce the expense of additional proxy solicitation.

SUMMARY INFORMATION
SUMMARY INFORMATION

This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all the information that you should consider, and you should carefully read the entire Proxy Statement as well as our Annual Report on Form 10-K for our fiscal year ended February 2, 2024, before voting.
Annual Meeting of Stockholders

• Time and Date:	9:00 a.m. (ET) on June 5, 2024
• Website:	http://www.virtualshareholdermeeting.com/SAIC2024
• Record Date:	April 8, 2024
• Voting:	Stockholders as of the record date are entitled to vote.
• Attendance:	All stockholders and their duly appointed proxies may attend the virtual meeting.
Meeting Agenda and Voting Recommendations

Agenda Item	Board Recommendation	Page
Proposal 1: Election of eleven directors.	FOR EACH NOMINEE	9
Proposal 2: Approval of a non-binding, advisory vote to approve the compensation of our named executive officers ("Say-on-Pay").	FOR	31
Proposal 3: Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2025.	FOR	61
Board Nominees
The following table provides summary information about each director nominee. Each director nominee is elected annually by a majority of votes cast by our stockholders.

	Age	Director Since	Principal Occupation	Committees
Dana S. Deasy(1)	64	2023	Former Chief Information Officer for the U.S. Department of Defense	• Risk Oversight
Garth N. Graham	49	2021	Director and Global Head of Healthcare for YouTube, LLC	• Compensation • Risk Oversight
Carolyn B. Handlon	66	2022	Former Financial Executive and Treasurer for Marriott International, Inc.	• Audit • Nominating
Yvette M. Kanouff	58	2019	Partner and Chief Technology Officer for JC2 Ventures	• Audit • Risk Oversight (Chair)
Timothy J. Mayopoulos	65	2015	Former President of Blend Labs, Inc.; former President & Chief Executive Officer of the Federal National Mortgage Association (Fannie Mae)	• Audit • Compensation • Nominating
Katharina G. McFarland	64	2019	Private Consultant and former Assistant Secretary of Defense (Acquisition), Dept. of the Army	• Nominating (Chair) • Risk Oversight
Milford W. McGuirt	67	2021	Former Managing Partner at KPMG, LLP	• Audit (Chair) • Nominating
Donna S. Morea	69	2013	Chair of SAIC's Board; former President of U.S., Europe, and Asia for CGI Group	• Compensation • Nominating
James C. Reagan	65	2023	Former Chief Financial Officer at Leidos Holdings, Inc.	• Audit • Compensation
Steven R. Shane	66	2013	Former partner at Accenture PLC	• Compensation (Chair) • Risk Oversight
Toni Townes-Whitley(2)	60	2023	Chief Executive Officer of SAIC	• Risk Oversight
(1)    Hon. Deasy was appointed to the Board of Directors effective as of September 8, 2023.
(2)    Ms. Townes-Whitley was appointed to the Board of Directors effective as of October 2, 2023.

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SUMMARY INFORMATION
Corporate Governance Highlights

Board of Directors Independence
✓    Ten of eleven Directors Qualify as Independent Directors
✓    Donna S. Morea is the Independent, Non-Executive Chair of the Board of Directors
✓    Mandatory Retirement Age for Independent Directors is 75 years
✓    Mandatory Retirement Age for Employee Directors is 65 years

Director Elections
✓    Annual Board of Directors Elections
✓    Directors Elected by a Majority of Votes Cast

Board of Directors Meetings in Fiscal 2024
✓    Eight Full Board of Directors Meetings
✓    Eight Independent Director-Only Sessions

Evaluating and Improving Board of Directors Performance
✓    Annual Board of Directors Self-Evaluation Required
✓    Annual Review of Independence of Board of Directors
✓    Committee Self-Evaluations Required
✓    Board of Directors Orientation/Education Programs

Aligning Director and Stockholder Interests
✓    Director and Executive Stock Ownership Guidelines
✓    Annual Equity Grant to Non-Employee Directors

Published Governance Policies and Practices (available at investors.saic.com)
✓    Corporate Governance Guidelines
✓    Code of Conduct
✓    Charters for Committees of Board of Directors
✓    Position Description of Chair of Board of Directors

Science Applications International Corporation
2024 Proxy Statement | 2

TABLE OF CONTENTS

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Science Applications International Corporation
2024 Proxy Statement | 4

INFORMATION ABOUT THE ANNUAL MEETING OF STOCKHOLDERS
Proxy Statement
This Proxy Statement is being furnished to the stockholders of Science Applications International Corporation ("SAIC"), a Delaware corporation, in connection with the solicitation of proxies by our Board of Directors ("Board") for use at our annual meeting of stockholders to be held on Wednesday, June 5, 2024, at 9:00 a.m. (ET) as a virtual meeting via webcast at
http://www.virtualshareholdermeeting.com/SAIC2024, and at any and all adjournments, postponements or continuations thereof. This Proxy Statement and the proxy and voting instruction card are first being sent or made available to our stockholders on or about April 24, 2024.

Information About Voting Rights and Solicitation of Proxies
Q:    Who is entitled to vote at the annual meeting?
A:    Only stockholders of record of our common stock as of the close of business on our record date of April 8, 2024, are entitled to notice of, and to vote at, the annual meeting. As of April 8, 2024, there were 51,270,886 shares of common stock outstanding. We have no other class of capital stock outstanding.

Q:    Who may attend the annual meeting?
A:    All stockholders as of our record date of April 8, 2024, or their duly appointed proxies, may attend the virtual annual meeting as well as vote and submit questions during the webcast of the meeting by visiting www.virtualshareholdermeeting.com/SAIC2024 and entering the 16-digit control number included in our Notice of Internet Availability of Proxy Materials or on your Proxy card (if you received a printed copy of the proxy materials).

Q:    Why hold a virtual annual meeting?
A:    We believe that a virtual stockholder meeting provides greater access to those who may want to attend our annual meeting and, therefore, have chosen this over an in-person meeting. We ensure that at our virtual annual meeting, all attendees are afforded the same rights and opportunities to participate as they would at an in-person meeting. These procedures include the ability for stockholders to ask questions during the course of the meeting, post appropriate questions received during the meeting for review by other participants, review our corresponding answers to such questions on our Investor Relations website at investors.saic.com as soon as possible after the meeting and access technical support staff during the meeting in the event of difficulties arising from the use of the virtual meeting platform. We continue to receive positive feedback from our stockholders as we adopt best practices and new technologies for our annual meeting, Proxy Statement and related materials. We evaluate annually the method of holding the annual meeting, taking into consideration the above factors as well as business and market conditions and the proposed agenda items. We continue to believe that holding our annual meeting virtually over the internet is the right approach for our company, as it enables more of our geographically diverse base of stockholders to participate in our annual meeting.
Q:    What constitutes a quorum?
A:    The presence, either in person or by proxy, of the holders of a majority of the total voting power of the shares of common stock outstanding as of April 8, 2024, is necessary to constitute a quorum and to conduct business at the annual meeting. Abstentions and broker “non-votes” will be counted as present for purposes of determining the presence of a quorum.
Q:    What is a broker “non-vote”?
A:    A broker “non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner. In tabulating the voting results for a particular proposal, broker “non-votes” are not considered entitled to vote on that proposal. Broker “non-votes” will not have an effect on the outcome of any matter being voted on at the meeting, assuming a quorum is present.
Unless you provide voting instructions to any broker holding shares on your behalf, your broker may not use discretionary authority to vote your shares on any of the matters to be considered at the annual meeting other than the ratification of our independent registered public accounting firm. Please vote your shares or provide voting instructions to your broker so your vote can be counted.
Q:    How many votes am I entitled to?
A:    Each holder of common stock will be entitled to one vote per share, in person or by proxy, for each share of common stock held in the stockholder’s name as of April 8, 2024, on any matter submitted to a vote of stockholders at the annual meeting.

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INFORMATION ABOUT THE ANNUAL MEETING OF STOCKHOLDERS
Q:    How do I vote my shares?
A:    Shares of common stock represented by a properly executed and timely proxy will, unless it has previously been revoked, be voted in accordance with its instructions. In the absence of specific instructions, the shares represented by a properly executed and timely proxy will be voted in accordance with the Board’s recommendations as follows:
•    FOR all of the company’s nominees to the Board;
•    FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers ("Say-on-Pay"); and
•    FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2025.
No other business is expected to come before the annual meeting; however, should any other matter properly come before the annual meeting, the proxy holders intend to vote such shares in accordance with their best judgment on any additional matter.
There are four different ways to vote your shares:

By Internet	By Telephone
You may submit a proxy or voting instructions over the Internet by going to www.proxyvote.com or by scanning the QR code on your proxy and voting instruction card with a smart phone and following the instructions.
You may submit a proxy or voting instructions by calling 1-800-690-6903 and following the instructions.

By Mail	At The Virtual Annual Meeting
If you received your proxy materials in the mail, you may complete, sign and return the accompanying proxy and voting instruction card in the postage-paid envelope provided.
If you are a stockholder of record you may electronically attend the virtual annual meeting and vote your shares at http://www.virtualshareholdermeeting.com/SAIC2024 during the meeting. You will need to provide your 16-digit control number that is on your Notice of Internet Availability of Proxy Materials or your proxy card if you receive a printed copy of the proxy materials by mail.

You may revoke a previously delivered proxy by delivering written notice of revocation to Hilary L. Hageman, our Corporate Secretary, or by executing a later dated proxy and giving written notice of the revocation to our Corporate Secretary at any time before the proxy is voted at the annual meeting. If you submitted your proxy by Internet or by telephone, you can vote again by voting over the Internet or by telephone. We will honor the latest vote received. Proxy holders will vote shares represented by written proxies, if properly signed and returned to our Corporate Secretary, in accordance with instructions of the stockholders.

Q:    What are the voting deadlines?
A:    For shares not held in the Science Applications International Corporation Retirement Plan (the “SAIC Retirement Plan”), the deadline for submitting a proxy using the Internet or the telephone is 11:59 p.m. (ET) on June 4, 2024. For shares held in the SAIC Retirement Plan, the deadline for submitting voting instructions using any of the allowed methods is 11:59 p.m. (ET) on June 2, 2024.

Science Applications International Corporation
2024 Proxy Statement | 6

INFORMATION ABOUT THE ANNUAL MEETING OF STOCKHOLDERS
Q:    How are the shares held by the SAIC Retirement Plan voted?
A:    Each participant in the SAIC Retirement Plan has the right to instruct Vanguard Fiduciary Trust Company ("Vanguard"), as trustee of the SAIC Retirement Plan (the “SAIC Trustee”), on a confidential basis, how to vote his or her proportionate interests in all shares of common stock held in the SAIC Retirement Plan. The SAIC Trustee will vote all shares held in the SAIC Retirement Plan for which no voting instructions are received in the same proportion as the shares for which voting instructions have been received by participants in the SAIC Retirement Plan. The SAIC Trustee’s duties with respect to voting the shares of common stock in the SAIC Retirement Plan are governed by the fiduciary provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The fiduciary provisions of ERISA may require in certain limited circumstances that the SAIC Trustee override the votes of participants with respect to the shares of common stock held by the SAIC Trustee.
Q:    How are the shares held by the SAIC Stock Plans voted?
A:    Under the terms of our Management Stock Compensation Plan and Key Executive Stock Deferral Plan (collectively, the "SAIC Stock Plans"), Newport Trust Company ("NTC"), as trustee of the SAIC Stock Plans, has the power to vote the shares of common stock held in the SAIC Stock Plans. NTC will vote all those shares in the same proportion that our other stockholders collectively vote their shares of common stock. If you are a participant in any of the SAIC Stock Plans, you do not have the right to instruct NTC how to vote or to otherwise vote your proportionate interests in the shares of common stock held in such SAIC Stock Plan.
Q:    What is the difference between a “stockholder of record” and a “beneficial” holder?
A:    These terms describe how the ownership of your shares is reflected on the books of our transfer agent, Computershare. If your shares are registered directly with Computershare, then you are a “stockholder of record” of these shares. If your shares are held in an account at a broker, bank, trust or other similar organization, then you are a “beneficial” holder of these shares. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to instruct the organization on how to vote the shares held in your account. If you wish to vote in person at the virtual annual meeting, you must obtain a valid proxy from the organization holding the shares.
Q:    Who is soliciting these proxies?
A:    We are soliciting these proxies and the cost of the solicitation will be borne by us, including the charges and expenses of persons holding shares in their name as nominee incurred in connection with forwarding Proxy Materials to the beneficial owners of those shares. We have retained Morrow Sodali LLC to assist in the solicitation of proxies for the annual meeting for a fee of approximately $8,500 plus reimbursement of out-of-pocket expenses. In addition to the distribution of the Proxy Materials by mail and through the Notice of Internet Availability of Proxy Materials described below under the caption "Internet Availability of Proxy Materials," proxies may be solicited by our officers, directors and employees in person, by telephone or by email. These individuals will not be additionally compensated for such solicitation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation.
Q:    What is “householding” and how does it affect me?
A:    We have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding.” Under this procedure, we send only one Proxy Statement and one annual report to eligible stockholders who share a single address, unless we have received instructions to the contrary from any stockholder at that address. This practice is designed to reduce our printing and postage costs. Stockholders who do not participate in householding will continue to receive separate proxy and voting instruction cards. We do not use householding for any other stockholder mailings.
If you are a registered stockholder residing at an address with other registered stockholders and wish to receive a separate copy of the Proxy Statement or annual report, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact our mailing agent, Broadridge, either by calling toll-free at (866) 540-7095, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you own shares through a bank, broker or other nominee, you should contact the nominee concerning householding procedures. We will promptly deliver a separate copy of the Proxy Statement or annual report to you upon request.
If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Proxy Statement or annual report and you wish to receive a single copy of each of these documents for your household, please contact our mailing agent, Broadridge, at the telephone number or address indicated above to bring this to our mailing agent’s attention.
Q:    Where can I find the voting results of the annual meeting?
A:    We intend to announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days of the annual meeting.

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INFORMATION ABOUT THE ANNUAL MEETING OF STOCKHOLDERS
Internet Availability of Proxy Materials
As permitted by the rules and regulations of the SEC, we are using the Internet as a means of furnishing proxy materials to our stockholders. We believe this method makes the proxy distribution process more efficient, lowers costs and helps in conserving natural resources.
On or about April 24, 2024, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including the proxy statement and annual report. The Notice of Internet Availability of Proxy Materials also instructs you on how to access your proxy and voting instruction card to be able to vote through the Internet or by telephone. Other stockholders, in accordance with their prior requests, and employees with regular access to email through their company email address have received email notification of how to access our proxy materials and vote via the Internet or by telephone or have been mailed paper copies of our proxy materials and a proxy and voting instruction card.
The Proxy Statement and Annual Report are available at www.proxyvote.com.

Science Applications International Corporation
2024 Proxy Statement | 8

PROPOSAL 1 - ELECTION OF DIRECTORS
PROPOSAL 1 - ELECTION OF DIRECTORS

At the annual meeting, eleven directors are to be elected to serve for one-year terms and to hold such position until each director’s successor is elected and qualified unless any of the directors resign or are removed prior to the end of their respective term. All nominees have been nominated by the Board based on the recommendation of the Nominating and Corporate Governance Committee thereof. To the best knowledge of the Board, all of the nominees are able and willing to serve. Each nominee has consented to be named in this Proxy Statement and to serve if elected. Each nominee listed below is currently a director of the company and, other than Hon. Deasy and Ms. Townes-Whitley, each was elected by the stockholders at our 2023 annual meeting of stockholders. Hon. Deasy and Ms. Townes-Whitley were elected to serve as a director by the Board effective as of September 8, 2023 and October 2, 2023, respectively, and are standing for election by our stockholders as directors of the company for the first time at this year’s annual meeting. Ms. Townes-Whitley was elected as a director in connection with her appointment as Chief Executive Officer of SAIC. Hon. Deasy was first identified as a potential director candidate by one of our current non-executive directors. Both candidates went through the company's rigorous vetting process, including full background checks, and were selected based on their excellent credentials and financial acumen. Each was then evaluated by the Nominating and Corporate Governance Committee in advance of its recommendation of their service as a director. In addition to the nominees below, Nazzic S. Keene served as a member of the Board during fiscal 2024 until her retirement from the Board effective October 2, 2023.

Majority Voting Standard in Uncontested Director Elections
We have adopted majority voting procedures for the election of directors in uncontested elections. In an uncontested election, nominees must receive more “for” than “against” votes to be elected without further action. Abstentions are not counted as votes cast. As provided in our bylaws, a “contested election” is one in which the number of nominees exceeds the number of directors to be elected. The election of directors at the 2024 annual meeting of stockholders is an uncontested election.
If an incumbent director receives more “against” than “for” votes, he or she is expected to tender his or her resignation in accordance with our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will consider the offer of resignation and recommend to the Board the action to be taken. The Board will promptly disclose its decision as to whether to accept or reject the tendered resignation in a press release, Current Report on Form 8-K or other public announcement.
Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted as instructed in the proxy. In the absence of specific instructions, the shares represented by properly executed, timely received and unrevoked proxies will be voted “for” each nominee. If any of the nominees listed below becomes unable to stand for election at the annual meeting, the proxy holders intend to vote for any person designated by the Board to replace the nominee unable to serve.

Recommendation of the Board of Directors
The Board unanimously recommends a vote FOR each nominee.

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PROPOSAL 1 - ELECTION OF DIRECTORS
Nominees for Election to the Board of Directors
Set forth below is a brief biography of each nominee for election as a director and a brief discussion of the specific experience, qualifications, attributes or skills that led to the Board’s conclusion that the nominee should serve as a director of our company. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending to stockholders a group of nominees with complementary skills and a diverse mix of backgrounds, perspectives and expertise beneficial to the broad business diversity of the company. Our board membership criteria and director nomination process are described in the “Corporate Governance” section of this Proxy Statement.
Dana S. Deasy

Age: 64 Director since: 2023 Independent
Select Qualifications and Skills:
Leadership and Industry Management Experience: The Honorable Dana Deasy has over 40 years of professional experience leading the delivery of large-scale IT strategies and solutions both in the public and private sectors. Most recently, he served as Chief Information Officer for the U.S. Department of Defense (DoD) from May 2018 until January 2021, Global Chief Information Officer and Managing Director for J.P. Morgan Chase, an international financial services firm, from 2013 until 2017, and Global Chief Information Officer & Group Vice President for British Petroleum (BP), an international oil and gas company, from 2007 until 2013, as well as various senior leadership positions across industry. Hon. Deasy possesses extensive experience in managing the constantly evolving cyber threat environment as well as leading crisis-response teams. He has led technology for a number of large multinational corporations and most notably while at the DoD led the largest and most complex technology organization in the world. While serving in the government, he was recognized for his service by receiving the highest civilian service awards from both the DoD and the National Security Agency (NSA).
Director Experience: Hon. Deasy has served on the Board of Directors of Deutsche Bank USA since March 2022, and currently serves as the Non-Executive Chairman for Intangic, a private cyber insurance company, as well as a Senior Advisor for Brighton Parks Capital, Beacon Global Strategy, Hypori and Anomali Software, a cyber security software company.
Hon. Deasy's extensive experience on national security, defense, and technology matters while serving in high-ranking positions at the DoD provide valuable insight and important contributions to the Board.

Committees: Risk Oversight
Dr. Garth N. Graham

Age: 49 Director since: 2021 Independent
Select Qualifications and Skills:
Leadership and Executive Management Experience: Since January 2021, Dr. Graham has served as the Director and Global Head of Healthcare for YouTube, LLC, an online video-sharing platform and subsidiary of Alphabet Inc. (Nasdaq: GOOGL). From 2019 until 2021, Dr. Graham served as the Chief Community Health Officer for CVS Health Corporation (NYSE: CVS), a diversified health services company, and from 2013 until 2019, he served in various roles for Aetna Inc., a health insurance company, including as the President of the Aetna Foundation and the Vice President for Community Health. In April 2021, Dr. Graham became a member of the Board of Directors for Modivcare Inc. (Nasdaq: MODV), a technology-enabled healthcare services company.
Healthcare and Industry Expertise: Dr. Graham holds a medical degree from Yale School of Medicine, and a Master of Public Health from Yale School of Public Health. A cardiologist and professor of medicine, he was Deputy Assistant Secretary to the U.S. Health and Human Services Department under Presidents Barack Obama and George W. Bush, in addition he led the Office of Minority Health and the federal government’s first National Health Disparities Plan. An elected member of the National Academy of Medicine, he contributes to several boards including the Institute of Medicine Board on Population Health, the National Quality Forum, and the National Heart, Lung, and Blood Institute Advisory Council.
The Board believes that Dr. Graham’s extensive healthcare expertise and leadership qualifications in various senior roles within the healthcare arena provides a unique and dynamic skill set to the Board.

Committees: Compensation; Risk Oversight

Science Applications International Corporation
2024 Proxy Statement | 10

PROPOSAL 1 - ELECTION OF DIRECTORS
Carolyn B. Handlon

Age: 66 Director since: 2022 Independent
Select Qualifications and Skills:
Leadership and Executive Management Experience: Served in various financial leadership roles for over 35 years, including 17 years as Executive Vice President, Finance and Treasurer, with Marriott International, Inc. Prior to joining Marriott, Ms. Handlon worked for the Overseas Private Investment Corporation and for the Continental Illinois National Bank and Trust.
Financial Expertise: Over 40 years of financial experience in the areas of global capital markets, global investment and real estate lending, financial strategy and risk management, global cash operations, mergers and acquisitions, and corporate finance.
Director Experience: Ms. Handlon currently serves on the Board of Directors for Invesco Mortgage Capital and Apple Hospitality REIT, Inc. (Nasdaq: APLE).
Ms. Handlon's extensive background in the financial and global market industry along with her senior leadership experience provide significant value to our Board.

Committees: Audit; Nominating

Yvette M. Kanouff

Age: 58 Director since: 2019 Independent
Select Qualifications and Skills:
Leadership Experience: Currently serves as a Partner for JC2 Ventures, a Silicon Valley based venture capital firm. Prior to her current role, Ms. Kanouff served from 2014 to 2019 as the Senior Vice President and General Manager for the service provider business line of Cisco Systems, Inc., a global leader in information technology, networking and cybersecurity solutions. Prior to her role with Cisco, from 2012 to 2014, Ms. Kanouff served as Executive Vice President of Engineering and Technology for Cablevision Systems Corporation, a cable television provider and multiple system operator, and from 2010 to 2012, served as President of SeaChange International, a video management solutions provider.
Director Experience: Ms. Kanouff has served on the Board of Directors for Entegris, which manufactures and supplies microcontamination control products, specialty chemicals, and advanced materials handling solutions for manufacturing processes in the semiconductor and other high-technology industries, since 2021. She has served on the board of Sprinklr, a firm that develops software for customer experience management, since 2018, and Amdocs, a software and services provider to communications and media companies, since 2020. Ms. Kanouff also serves on boards of private companies as a part of her role at JC2 Ventures. Ms. Kanouff holds a Corporate Board Certificate from Harvard Business School.
The Board believes that Ms. Kanouff’s diverse background in the technology industry, with over 25 years of extensive leadership positions and experience, combined with a solid strategy and investment background, provide great insight and value to our Board.

Committees: Audit; Risk Oversight (Chair)

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Timothy J. Mayopoulos

Age: 65 Director since: 2015 Independent
Select Qualifications and Skills:
Leadership Experience: Previously served as President and Chief Executive Officer of the Federal National Mortgage Association, known as Fannie Mae, from June 2012 until October 2018. Appointed by the FDIC following the failure of Silicon Valley Bank. N.A, to serve as President and Chief Executive Officer of Silicon Valley Bridge Bank, N.A for a period of weeks in March 2023. Served as President of Blend Labs, Inc., a Silicon Valley enterprise software company, from April 2019 until March 2023.
Executive Management and Legal Expertise: In addition to his recent executive leadership roles as President of Blend Labs and President and CEO of Fannie Mae, Mr. Mayopoulos was Chief Administrative Officer of Fannie Mae from 2010 to 2012, and General Counsel and Corporate Secretary of Fannie Mae from 2009 to 2012. Prior to joining Fannie Mae, he was Executive Vice President and General Counsel of Bank of America Corporation.
Financial Expertise: Mr. Mayopoulos has held executive leadership roles in financial institutions that have required significant financial expertise and capital markets knowledge. He also serves on the Credit Risk and Finance Committee, previously served on the Audit Committee and Chairs the Operational Risk Committee of the Board of Directors of Lending Club Corporation, a fintech marketplace bank.
Director Expertise: In addition to Mr. Mayopoulos' service as a member of the Board of Directors for Lending Club Corporation, he also serves on the Board of Directors for Blend Labs, Inc., a digital lending platform, and the Board of Directors for Valon Technologies, Inc., a digital mortgage servicing company, and Bilt Technologies, a payments and credit card company.
Mr. Mayopoulos has over 30 years of professional experience. His valuable contributions to our Board include his executive management experience, his experience in finance and capital markets, his legal background and his experience operating in highly regulated businesses.

Committees: Audit; Compensation; Nominating

Katharina G. McFarland

Age: 64 Director since: 2019 Independent
Select Qualifications and Skills:
Leadership Experience: With over 30 years of government service, Katharina (Katrina) McFarland is widely recognized as a leading subject-matter expert on government procurement, science and technology as Chair of the Board of Army Research and Development at the National Academies of Science, IT and AI as Commissioner of the National Security Commission on Artificial Intelligence, and Procurement as a Director on the Procurement Round Table. She currently serves as the Vice Chair of the Army Science Board. She was previously the Assistant Secretary of Defense for Acquisition (2012 to 2017) and acting Assistant Secretary of the Army (Acquisition, Logistics & Technology) (2016 to 2017). She was President of the Defense Acquisition University from 2010 to 2012. From 2006 to 2010, Ms. McFarland was the Director of Acquisition, Missile Defense Agency.
Director Experience: Ms. McFarland serves as an advisor or is a member of the Board of advisors to several companies including: Cypress International Senior Strategy Group, DataRobot, Anduril, Willcor, Inc. and Sehlke, Inc. Senior Advisory Board. Ms. McFarland was a Director for Engility from 2017 to January 2019. She has served on the Board of Directors for Transphorm Inc. since January 2021 and served on the Board of Directors for Virgin Orbit from November 2021 to August 2023.
Ms. McFarland brings substantial experience in defense acquisition, program management, logistics and technology. In particular, her experience with the U.S. Department of Defense, Department of the Army, and Intelligence Community procurement provides valuable insight to the Board.

Committees: Nominating (Chair); Risk Oversight

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Milford W. McGuirt

Age: 67 Director since: 2021 Independent
Select Qualifications and Skills:
Leadership and Executive Management Experience: Served as Managing Partner of the Atlanta office and Mid-South Area of KPMG from January 2015 until his retirement in September 2019. During a 33-year career at KPMG, Mr. McGuirt held a number of leadership positions, including as a senior partner and the National Audit Sector Leader and National Industry Leader for the firm’s higher education practice. Prior to joining KPMG, Mr. McGuirt served as an audit manager with Coopers & Lybrand.
Financial Expertise: Over 41 years of financial experience in the areas of public accounting and auditing with Big 4 international and consulting firms, including 29 years as a Partner at KPMG.
Director Experience: Mr. McGuirt served on the board of HD Supply as an independent director and member of the audit and nominating and corporate governance committee from July to December of 2020, and currently serves on the board of Oxford Industries, Inc. since July of 2020, and private company Chick-fil-A, Inc. since October 2021. In addition, Mr. McGuirt also previously served on KPMG’s Nominating Committee of the Board of Directors as well as the KPMG Diversity Advisory Board and KPMG Foundation.
Mr. McGuirt’s decades of extensive experience in the financial industry, specifically in the accounting and auditing fields, as well as over 30 years of leadership roles, make him a great asset to the Board and his financial insight will be greatly beneficial to our company.

Committees: Audit (Chair); Nominating

Donna S. Morea

Age: 69 Director since: 2013 Independent Chair of the Board
Select Qualifications and Skills:
Leadership and Executive Management Experience: Served as President of CGI Technology and Solutions, Inc. ("CGI"), a wholly-owned U.S. subsidiary of CGI Group, one of the largest independent information technology firms in North America, from May 2004 until her retirement at the end of 2011. Ms. Morea also served as a Director for CGI from February 2012 to May 2013. Ms. Morea is an Operating Executive of The Carlyle Group, where she focuses on technology and business services.
Industry Knowledge and Experience: Information and Technology Expertise: Over 30 years of experience; nationally recognized executive in IT professional services management; and led CGI’s IT and business process services in the U.S., EMEA and Asia Pacific for large enterprises in financial services, healthcare, telecommunications and government.
Director Experience: Ms. Morea served as a member of the Board of Directors of SunTrust Banks, Inc. from 2012 until December 2019 and Truist Financial Corp. since December 2019. She also served on the Board of KLDiscovery Inc. from April 2016 until June 2023. Ms. Morea also serves on the boards of Carlyle portfolio companies.
The Board believes that Ms. Morea’s executive management experience and information technology expertise provide valuable leadership experience and market knowledge of a significant segment of our business.

Committees: Compensation; Nominating

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James C. Reagan

Age: 65 Director since: 2023 Independent
Select Qualifications and Skills:
Leadership and Executive Management Experience: Served as Executive Vice President & Chief Financial Officer for Leidos Holdings, Inc. ("Leidos") from July 2015 until his retirement in June 2021. Prior to joining Leidos, Mr. Reagan served as Chief Financial Officer for several organizations including Vencore, Inc., a defense contractor serving the Intelligence Community and Department of Defense, and at PAE, Inc. Mr. Reagan was also the CFO of Aspect Communications until 2005 and held several senior roles at MCI Telecommunications.
Industry Knowledge and Experience: Over 18 years of experience in the government services industry across a vast set of areas including cybersecurity and intelligence, information technology and healthcare, and national security. Mr. Reagan also possesses expertise in software, telecommunications, and real estate.
Financial Expertise: Over 40 years of experience as a financial leader across a diverse set of industries with extensive experience in transactional mergers and acquisitions and business process optimization to drive shareholder growth. He has been a licensed CPA in the Commonwealth of Virginia since 1982.
The Board believes that Mr. Reagan’s financial expertise and his deep knowledge and experience in the government services market gained through decades of serving major companies in our industry provide important contributions to the Board.

Committees: Audit; Compensation

Steven R. Shane

Age: 66 Director since: 2013 Independent
Select Qualifications and Skills:
Leadership: Served as a Partner of Accenture plc ("Accenture"), a management consulting, technology and outsourcing services firm, until his retirement in 2011 after a 30-year career.
Financial Expertise and Industry Experience: Consulting and Technology Systems: While at Accenture, Mr. Shane was the Managing Partner of the North America Public Service business responsible for Accenture’s U.S. federal, state and local and Canadian federal and provincial business. He also held several other senior management positions, including those where he led consulting engagements for many of the largest banking institutions in the United States. Following his retirement from Accenture in 2011, Mr. Shane joined LH&P, LLC ("LH&P"), a boutique consulting company, where he currently serves as a consultant and provides strategic, organizational and business advice to senior executives in some of the largest U.S. financial services companies.
Director Experience: Mr. Shane previously served on the Board of Directors for ZPower, LLC, a battery technology company, from 2003 until his voluntary retirement in 2019. Mr. Shane has served, since 2013, as an advisor on the Maximus Federal Services Board, an outsourcing company that provides business process services to government health and human services agencies until his voluntary retirement in the fall of 2022. He also served as a Director for Dispersive Networks, LLC, a virtual network solutions provider, from 2014 until his voluntary retirement in January 2020.
The Board believes that Mr. Shane’s expertise in financial matters and the implementation of significant, mission-critical technology systems for the U.S. government as well as state and local governments offer perspectives that our Board considers valuable to us as a leading provider of technical, engineering and enterprise information technology services to government customers.

Committees: Compensation (Chair); Risk Oversight

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Toni Townes-Whitley

Age: 60 Director since: 2023 Chief Executive Officer
Select Qualifications and Skills:
Leadership and Executive Management Experience: Serves as our Chief Executive Officer and a Director since 2023. Previously served as President, U.S. Regulated Industries for the Microsoft Corporation, an international technology company, from July 2018 until September 2021, and as Industry Corporate Vice President from 2015 until July 2018. Prior to joining Microsoft, Ms. Townes-Whitley was the President for CGI Federal, part of CGI Group, Inc. (CGI), an international information technology and business consulting services firm, from 2011 until 2015, and Vice President, Core Agencies from 2010 until 2011. Prior to her leadership at CGI, Ms. Townes-Whitley served in various leadership roles with Unisys Corporation, a global technology solutions company, from 2002 until 2009, leading global and commercial-sector system integration and the Federal Civilian group, as well as with Arthur Andersen LLP, a former accounting firm, from 1991 until 2002.
Director Experience: Since 2021, Ms. Townes-Whitley has served as a member of the Board of Directors for Nasdaq, Inc. (Nasdaq: NDAQ). From January 2019 until June 2023, she served on the Board of Directors for PNC Financial Services Group, Inc. (NYSE: PNC), and from March until June 2023 and March until May 2023 for Marathon Petroleum Corporation (NYSE: MPC) and Granicus, respectively. Ms. Townes-Whitley serves as a Director/Trustee for Thurgood Marshall College Fund, Partnership for Public Service, and the Princeton Faith & Work Initiative. She is a guest lecturer on technology ethics and entrepreneurism in the public sector at Stanford and Princeton Universities.
Industry Knowledge and Experience: Over 30 years of experience in the information systems and commercial services industry, with 20 years in executive and senior management positions. Ms. Townes-Whitley has a distinguished and proven track record of driving strong enterprise financial results and fostering an inclusive culture focused on entrepreneurship and high performance. In her past role at Microsoft, she led the company’s public sector and regulated commercial industries including education, financial services, government, and healthcare, managing $16 billion of annual revenue. While with CGI Federal, she was responsible for a portfolio of more than $1 billion, leading 6,600 employees to deliver greater value to US Government civilian, defense, and intelligence sectors. She earned her bachelor's degree in Public Policy and Economics from Princeton University’s School of Public & International Affairs and has received certifications from Wharton Executive Education, New York University, and the Performance Management Institute.

The Board believes that Ms. Townes-Whitley extensive market knowledge, leadership skills and management ability proven throughout her executive roles make her highly qualified to serve on our Board. In addition, our Board believes that the company’s Chief Executive Officer should serve on the Board of Directors to help communicate the Board’s priorities to management as well as bring management’s perspective on matters considered by the Board.

Committee: Risk Oversight

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Director Skills and Qualifications
The table below summarizes some of the key skills and expertise of our director nominees. This summary is not intended to be an exhaustive list of each of our director nominee’s skills or contributions to the Board. The absence of a mark does not mean that a particular director does not possess that qualification or skill.

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CORPORATE GOVERNANCE

Corporate Governance Guidelines
Our Board recognizes the importance of strong corporate governance as a means of addressing the various needs of our stockholders, employees, customers and other stakeholders. As a result, our Board has adopted Corporate Governance Guidelines which, together with our certificate of incorporation, bylaws, committee charters and other key governance practices and policies, provide the framework for our corporate governance. Our Corporate Governance Guidelines cover a wide range of subjects, including criteria for determining the independence and qualification of our directors. These guidelines are available on our Investor Relations website at investors.saic.com by clicking on the link entitled “Corporate Governance.” The Board recognizes that observing good corporate governance practices is an ongoing responsibility. The Nominating and Corporate Governance Committee regularly reviews corporate governance developments and recommends revisions to these Corporate Governance Guidelines and other corporate governance documents as necessary to promote our and our stockholders’ best interests and to help ensure that we comply with all applicable laws, regulations and stock exchange requirements relating to corporate governance.

Proxy Access
Our bylaws include a “proxy access” provision for director nominations under which eligible stockholders may nominate candidates for election to our Board and inclusion in our Proxy Statement for our annual meeting of stockholders. The “proxy access” provision provides that:
•an eligible stockholder, or an eligible group of up to 20 stockholders, representing at least 3% of our outstanding shares of common stock,
•owning those shares continuously for at least three years,
•can nominate and include in our Proxy Statement director nominees constituting up to 25% of the Board or, if that percentage is not a whole number, the closest whole number below 25%, but not less than two individuals, for election at our annual meeting of stockholders.
These “proxy access” director nominees are subject to certain eligibility, procedural and disclosure requirements as further set forth in Section 3.17 of our bylaws.

Code of Conduct
All of our employees, including our executive officers and our directors, are required to comply with our Code of Conduct, which describes our standards for protecting company and customer assets, fostering a safe and healthy work environment, dealing fairly with customers and others, conducting international business properly, reporting misconduct and protecting employees from retaliation. Our Code of Conduct forms the foundation of our corporate policies and procedures designed to promote ethical behavior in all aspects of our business.
Our Code of Conduct is available on our Investor Relations website at investors.saic.com by clicking on the link entitled “Corporate Governance.”

Director Independence
The Board annually determines the independence of each of our directors and nominees in accordance with our Corporate Governance Guidelines. These guidelines provide that “independent” directors are those who are independent of management and free from any relationship that, in the judgment of the Board, would interfere with their exercise of independent judgment. No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization with which we have a relationship). The Board has established independence standards set forth in our Corporate Governance Guidelines that include all elements of independence required by the listing standards of The Nasdaq Stock Market LLC (“Nasdaq”). Effective as of March 5, 2024, we voluntarily transferred our stock exchange listing to Nasdaq from the New York Stock Exchange (the "NYSE").

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All members of the Audit, Human Resources and Compensation, and Nominating and Corporate Governance Committees must be independent directors as defined under our Corporate Governance Guidelines. Members of the Audit Committee must also satisfy a separate independence requirement pursuant to applicable Nasdaq listing standards and the Securities Exchange Act of 1934, as amended (the "Exchange Act”), which requires that they not accept, directly or indirectly, any consulting, advisory or other compensatory fee from us or any of our subsidiaries other than their directors’ compensation or be an affiliated person of us or any of our subsidiaries.
Each year, our directors complete a questionnaire which requires them to disclose any transactions with us in which the director or any member of his or her immediate family might have a direct or potential conflict of interest. Based on an analysis of the responses, the Board determined that all directors, except for Ms. Townes-Whitley, because of her role as our Chief Executive Officer, are independent under our Corporate Governance Guidelines and free from any relationship that would interfere with the exercise of their independent judgment. The Board considered the following relationships involving Hon. Deasy in reaching the conclusion that such relationship did not interfere with the exercise of Hon. Deasy's independent judgment in his capacity as a member of the Board:
•    Hon. Deasy is an advisory board member to the Director for the National Security Agency for technology improvements and has no role in acquisition issues.
•    Hon. Deasy previously served on our Advisory Board and as a consultant to the company, pursuant to a consulting agreement entered into in May 2021. Prior to Hon. Deasy’s appointment to the Board effective as of September 8, 2023, Hon. Deasy resigned from his position on the Advisory Board and his consulting agreement was terminated. Hon. Deasey did not receive more than $120,000 in compensation from the company during any 12-month period within the three years preceding our determination of his independence.

Criteria for Board Membership
To fulfill its responsibility to identify and recommend to the full Board nominees for election as directors, the Nominating and Corporate Governance Committee reviews the composition of the Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board. In evaluating potential nominees, the Nominating and Corporate Governance Committee and the Board consider each individual in the context of the Board as a whole, with the objective of recommending to stockholders a slate of individual director nominees that can best continue the success of our business and advance stockholders’ interests. In evaluating the suitability of individual nominees, the Nominating and Corporate Governance Committee and the Board consider many factors, including:

✓ expertise and involvement in areas relevant to our business such as defense, intelligence, science, finance, government or commercial and international business;
✓ interpersonal skills, substantial personal accomplishments and diversity as to gender, age, race, ethnic background and experience;
✓ commitment to business ethics, professional reputation, independence and understanding of the responsibilities of a director and the governance processes of a public company;
✓ demonstrated leadership, with the ability to exercise sound judgment informed by diversity of experience and perspectives; and
✓ benefits from the continuing service of qualified incumbent directors in promoting stability and continuity, contributing to the Board’s ability to work together as a collective body and giving the company the benefit of experience and insight that its directors have accumulated during their tenure.

The Nominating and Corporate Governance Committee reviews the director selection process annually and the Committee and the Board collectively assess its effectiveness through an annual written evaluation process. In addition, the Nominating and Corporate Governance Committee has been directed by the Board to observe the following principles contained in our Corporate Governance Guidelines:

✓ a majority of directors must meet the independence criteria established by the Board;
✓ based upon the range of 7 to 14 directors currently specified in our bylaws, no more than three directors may be an employee of SAIC;
✓ only a full-time employee who serves as either the Chief Executive Officer or one of his or her direct reports will be considered as a candidate for an employee director position; and
✓ no director nominee may be a consultant to the company.

The Board expects a high level of commitment from its members and will review a candidate’s other commitments and service on other boards to ensure that the candidate has sufficient time to devote to the company. In addition, non-employee directors

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may not serve on the board of directors of more than four other publicly-traded companies. Moreover, directors are expected to act ethically at all times and adhere to our Code of Conduct.

Board Leadership Structure
The Board is currently led by a non-executive Chair, Ms. Morea, who is an independent director. Our Board believes that it is in the best interests of stockholders for the Board to have the flexibility to determine the most qualified and appropriate individual to serve as Chair of the Board, whether that person is an independent director or the Chief Executive Officer. The Board selects the Chair annually and may decide to separate or combine the roles of Chair of the Board and Chief Executive Officer, if appropriate, at any time in the future. In cases where the Board determines it is in the best interests of our stockholders to combine the positions of Chair and Chief Executive Officer, the independent directors will, upon nomination and recommendation by the Nominating and Corporate Governance Committee, elect a lead independent director with the responsibilities described in our Corporate Governance Guidelines.
The functions of the non-executive Chair of the Board include:

•planning the Board’s annual schedule of meetings and agendas, in consultation with the Chief Executive Officer and Corporate Secretary and other directors as appropriate;
•coordinating with the Chief Executive Officer and the Corporate Secretary to ensure that the Board receives the appropriate quantity and quality of information in a timely manner to enable it to make informed decisions;
•chairing all meetings of the Board and of the independent directors in executive session and ensure that meetings are conducted efficiently and effectively;
•facilitating full and candid Board discussions, ensuring all directors express their views on key Board matters and assist the Board in achieving a consensus;
•working with committee chairs to ensure that each committee functions effectively and keeps the Board apprised of actions taken;
•building consensus, developing teamwork and a cohesive Board culture and facilitating formal and informal communication with and among directors; and
•serving as the liaison between the Board and company management.

The Board’s Role in Risk Oversight
As part of its oversight function, the Board and its committees monitor risk as part of their regular deliberations throughout the year. When granting authority to management, approving strategies, making decisions and receiving management reports, the Board considers, among other things, the risks facing the company. The Board also oversees risk in particular areas through its committee structure.
The Board has the following principal standing committees: Audit, Risk Oversight, Human Resources and Compensation, and Nominating and Corporate Governance. The charters of these committees are available in print to any stockholder who requests them and are also available on our Investor Relations website at investors.saic.com by clicking on the link entitled “Corporate Governance.”

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Board of Directors

Audit Committee	Risk Oversight Committee	Human Resources and Compensation Committee	Nominating and Corporate Governance Committee

The Audit Committee evaluates the company’s guidelines and policies regarding risk assessment and risk management, including risks related to internal control over financial reporting, the company’s major financial risk exposures and the steps management has taken to monitor and control those exposures.
The Risk Oversight Committee reviews and provides oversight of the company's regulatory, enterprise and strategic risk; ethics, compliance, and corporate responsibilities; and its classified and business operations.
The Human Resources and Compensation Committee assesses risks potentially arising from the company’s human resources and compensation policies and practices.
The Nominating and Corporate Governance Committee identifies and recommends individuals for selection to the Board, develops and recommends corporate governance guidelines to the Board, makes recommendations regarding the size, composition and charters of the Board and oversees the evaluation of the Board and Board committees.

The company also utilizes an internal Enterprise Risk Management Committee comprised of senior management that, among other things, works with the Chief Executive Officer, the committees of the Board and the full Board to establish the overall corporate risk strategy and oversight of policies, systems, processes and training relating to risk matters within the company. This committee reports quarterly to the Audit and Risk Oversight Committees and annually to the full Board on its activities and findings, highlighting the key risks we face and management’s actions for managing those risks.

Corporate Responsibility
Our corporate responsibility efforts begin with strong governance that ensures ethical behavior and acting with integrity and accountability, which are non-negotiables in our company. We work to position SAIC as the industry leader in these efforts to better our business, our customers’ endeavors and employees’ lives and the communities in which we live and operate.
ESG Governance
To execute effectively on our corporate responsibility and sustainability priorities, we have an established approach to ESG governance where the Nominating and Corporate Governance Committee of SAIC’s Board of Directors has oversight of the company’s ESG strategy. To facilitate the strategy, SAIC established the ESG Council to delineate clear governance around the company’s related efforts. Consisting of leaders from across the enterprise, the ESG Council serves as an advisory body to our Executive Leadership Team and the ESG team on matters related to corporate responsibility, ESG and sustainability. Through a formal stakeholder assessment, our material areas of impact are Ethics and Compliance; Cybersecurity, Data Security and Privacy; Corporate Culture; Employee Well-being and Talent Management; Corporate Governance; and Diversity, Equity and Inclusion. For more information, please see the ESG Governance section in our 2023 Corporate Responsibility Report.
Business Value from Diversity, Equity and Inclusion
At SAIC, we believe diverse and inclusive companies are more likely to be innovative and deliver stronger business results. We also believe that every human being deserves to be treated equitably.
Our diversity starts with our Board, which consists of 11 members, 10 of whom are independent. Donna Morea, a non-executive director who is a woman, chairs the Board. As a leader in board diversity, members voluntarily disclose that 45.5% identify as women and 54.5% identify as men. Additionally, four Board members self-identify as from underrepresented races or ethnicities with three identifying as African American or Black, one as Hispanic or Latinx, one as two or more races or ethnicities; eight Board members identify as white.

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The following table summarizes certain self-identified characteristics of our directors, utilizing the categories and terms set forth in applicable Nasdaq rules and related guidance:

Please note: Table reflects each category for which individuals self-identified; directors may self-identify in multiple categories.

To ensure our leadership reflects the diversity of the workforce, we established goals in fiscal 2022 to achieve parity in the representation of women and people of color between our leader and non-leadership roles by the end of fiscal 2026. We achieved our parity goal for women in leadership in fiscal 2023 and, in fiscal 2024, we sustained that parity at 28%. In fiscal 2024, we made steady progress improving parity for POC in leadership by 2% to 25%.
As we invest in developing diverse leaders from our workforce, we offer programs that include our AcceleratHER Women’s Leadership Academy, Leadership 365 and Developing Frontline Leaders programs. Across our leadership development courses that prepare entry and mid-level managers for higher-level roles, nearly two-thirds of participants were women or people of color in fiscal 2024.
To strengthen our diversity, equity and inclusion in our hiring efforts, we endorse a diverse slate of candidates for leadership roles, and ensure all our job descriptions, recruiting tools and processes help eliminate the potential for bias.
For the first time, we publicly reported on our gender pay equity as a gender pay gap. As of October 1, 2023, based on our population of full-time, non-executive employees, we found the pay gap was less than 1% and that the rounded salary ratio was on par at 99% for the compensation of women relative to men.
To cultivate inclusion, SAIC has seven active Employee Resource Groups (ERG). We know that, especially in a large company, when employees feel they are included, belong and are connected to other employees, they are better able to bring their authentic selves to work. We encourage our employees to actively participate in these employee resource groups, and as a result in fiscal 2024, our ERGs experienced a 14% year-over-year increase in engagement, which ultimately strengthens employee retention.
Third parties acknowledge achievements in the areas of diversity and creating inclusive workforce: The company was once again on Forbes 2023 list of 500 Best Employers for Diversity; LATINA Style’s Top 50 Best Companies for Latinas; Newsweek America’s Greatest Workplaces for Diversity; and DiversityInc’s (now Fair360) 2023 Top Companies for Veterans.
Giving Back to Our Workforce and Communities
To be a strong corporate citizen, we believe it is important to build on our tradition of community engagement and philanthropy. Core to this effort is the SAIC Foundation, a public 501(c)(3) organization to address unforeseen financial impacts on employees and their families, providing emergency funds when financial hardships or natural disasters arise.

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We invest in longer-term philanthropic support, targeting programs that address our three pillars of focus: military heroes, community wellness and STEM. Over the years these efforts include building 16 homes for military heroes, providing close to 25 million meals to people in need and supporting hundreds of unique STEM engagements to youth organizations nationwide. For fiscal 2024, our employees volunteered more than 29,000 hours in support of the communities where we live and work.
Being Good Stewards of the Environment
Our goal is to be a good steward of the environment by reducing and mitigating any adverse impacts on the environment. We are exposed to limited environmental risks due to the nature of our business yet continue to be focused on the reduction of greenhouse gas emissions, energy conservation and responsible disposal of and reduction of non-hazardous waste. As importantly, we regularly look for additional opportunities for environmental stewardship while balancing them with our business priorities.
We implement ISO 14001 environmental management standards, promote initiatives to reduce our direct environmental impacts and track and report key performance metrics. For additional details, see our ISO 14001 Standards Fact Sheet.
We report our environmental performance through our annual Corporate Responsibility Report, the Global Reporting Initiative Standards 2021, the Task Force on Climate-Related Financial Disclosures and the CDP global disclosure system. Calendar year 2022 is our most recently disclosed environmental data; see the aforementioned materials for details.
(For more information, please see the Environmental section in our 2023 Corporate Responsibility Report.)

Board of Directors Meetings and Committees
The Board held eight meetings of the entire Board during our fiscal year ended February 2, 2024 ("fiscal 2024"). During fiscal 2024, the independent directors met eight times for regular board meetings, and eight times for executive sessions. Ms. Morea presided as the non-executive Chair of the Board at all Board meetings held during fiscal 2024 and at all executive sessions of our independent directors as provided by our Corporate Governance Guidelines. During fiscal 2024, the directors attended at least 90% of the Board and committee meetings. All directors are expected to attend our 2024 annual meeting of stockholders and all of the directors who were both serving at the time of and standing for re-election at last year’s annual meeting of stockholders attended such meeting.

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AUDIT COMMITTEE The specific responsibilities of the Audit Committee are further set forth in its charter and include:

Members(1)(2)(3)(4)	Roles and Responsibilities	Meetings held in Fiscal 2024
•Milford W. McGuirt (Chair)(5) •Carolyn B. Handlon •Yvette M. Kanouff •Timothy J. Mayopoulos •James C. Reagan
•  Internal Controls and Disclosure Controls—Review and provide feedback on management’s assessment of, and the report on, the effectiveness of the company’s internal control over financial reporting, and the independent, registered public accounting firm’s related report.
•   Independent Audit—Appoint, retain, oversee, evaluate, and if necessary, replace the company's independent registered public accounting firm, including the lead audit partner, for the purpose of preparing or issuing an audit report on our annual consolidated financial statements and performing other audit, review or attest services; pre-approve all audit and non-audit services and related fees; and evaluate the independent registered public accounting firm’s qualifications, performance and independence, in light of among other things, non-audit services and fees.
•   Internal Audit—Review the qualifications, structure and performance of the internal audit function; review and approve the company’s internal audit plan; and periodically review findings from completed audits, status of major audits in process, and any significant difficulties, disagreements with management or restrictions encountered in the scope of the company's internal audit department’s work.
•   Financial Reporting—Review and discuss with management, the independent registered public accounting firm and the internal auditor the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q; and discuss with the independent registered public accounting firm the auditor’s judgments and recommendations about the accounting principles used to prepare our consolidated financial statements.
•   Ethical and Legal Compliance—Review the effectiveness of our system for monitoring compliance with laws and regulations; establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters (including procedures for receiving and handling complaints on a confidential and anonymous basis); and evaluate and handle any complaints submitted to or reported to the Audit Committee.
•   Other Responsibilities—Discuss and evaluate our guidelines and policies regarding risk assessment and risk management; discuss our major financial risk exposures and the steps management has taken to monitor and control those exposures; and review our litigation, government investigation and legal compliance matters that could have a significant impact on our financial statements.
4
(1)    The Board has determined that each member of the Audit Committee is independent for purposes of our Corporate Governance Guidelines, as well as for purposes of the requirements of the Exchange Act and the applicable Nasdaq listing standards.
(2)    The Board has determined that each member of the Audit Committee qualifies as an Audit Committee “financial expert” as defined by the rules under the Exchange Act. The backgrounds and experience of the Audit Committee financial experts are set forth above in “Proposal 1—Election of Directors.”
(3)    Robert A. Bedingfield served on the Audit Committee as Chair for fiscal 2024 until June 7, 2023. He did not stand for re-election at the 2023 annual meeting of stockholders.
(4)    Mr. Shane served as a member of the Audit Committee for fiscal 2024 until June 7, 2023.
(5)    Mr. McGuirt served as a member of the Audit Committee for fiscal 2024 and was appointed Chair of the Audit Committee effective
June 7, 2023.

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RISK OVERSIGHT COMMITTEE The responsibilities of the Risk Oversight Committee are further set forth in its charter and include:

Members(1)(2)	Roles and Responsibilities	Meetings held in Fiscal 2024
•Yvette M. Kanouff (Chair) •Dana S. Deasy(3) •Garth N. Graham •Katharina G. McFarland •Steven R. Shane(4) •Toni Townes-Whitley(5)
•   Monitoring and Overseeing Regulatory, Enterprise and Strategic Risk Areas, including reviewing the following—operational, compliance and reputation risk management activities; and enterprise legal and strategic risk management activities, material regulatory matters, technology oversight and cyber risk.
•   Monitoring and Overseeing Policies and Practices Relating to Ethics, Compliance, and Corporate Responsibility, including reviewing the following—our Code of Conduct; third-party risk; safety; environmental, sustainability and governance matters; contributions to charitable and other tax-exempt organizations; and political contributions and government relations.
•   Overseeing Case Management and Personal Conflict of Interest Review Process for Executive Officers and Independent Directors, including—the receipt, retention and treatment of complaints involving alleged misconduct, unethical behavior, violation of the company’s policies or potential conflict of interest involving an executive officer or any other person or matter of concern presented to the Committee by the Board.
•   Overseeing the Company's Classified Business, including—the general oversight of the company's classified business activities and making recommendations to the Board and management concerning the review of the strategic, operational and financial aspects of the company’s classified business; and the review of policies, processes, procedures, training, risk assessment and management activities applicable to the company’s classified business activities to the extent that they deviate from those applicable to the company’s non-classified business activities.
4

(1)    John J. Hamre served on the Risk Oversight Committee for fiscal 2024 until June 7, 2023. He did not stand for re-election at the 2023 annual meeting of stockholders.
(2)    Nazzic S. Keene served as a member of the Risk Oversight Committee for fiscal 2024 until October 2, 2023.
(3)    Hon. Deasy was appointed to the Risk Oversight Committee effective December 6, 2023.
(4)    Mr. Shane was appointed to the Risk Oversight Committee effective December 6, 2023.
(5)    Ms. Townes-Whitley was appointed to the Risk Oversight Committee effective December 6, 2023.

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HUMAN RESOURCES AND COMPENSATION COMMITTEE The responsibilities of the Human Resources and Compensation Committee are further set forth in its charter and include:

Members(1)(2)	Roles and Responsibilities	Meetings held in Fiscal 2024
•Steven R. Shane (Chair) •Garth N. Graham •Timothy J. Mayopoulos •Donna S. Morea •James C. Reagan
• Determining the compensation of our Chief Executive Officer and reviewing and approving the compensation of our other executive officers;
• Reviewing and evaluating, with the Chief Executive Officer, the long-range plans for management succession;
• Exercising all rights, authority and functions reserved to such committee under all of our equity, retirement and other compensation plans;
•  Approving and making recommendations to the Board regarding non-employee director compensation;
•  Preparing an annual report on executive compensation for inclusion in our proxy statement or Annual Report on Form 10-K in accordance with the rules and regulations of the SEC; and
• Periodically reviewing our human resources strategy, policies and programs.
6
(1)    The Board has determined that each member of the Human Resources and Compensation Committee is independent for purposes of our Corporate Governance Guidelines as well as for purposes of the applicable Nasdaq listing standards.
(2)    Carol A. Goode served on the Human Resources and Compensation Committee for fiscal 2024 until June 7, 2023. She did not stand for re-election at the 2023 annual meeting of stockholders.
The Committee’s processes and procedures for the consideration and determination of executive compensation are discussed in further detail under “Compensation Discussion and Analysis” below.
Role of Independent Compensation Consultant
The Human Resources and Compensation Committee has retained Frederic W. Cook & Co., Inc. ("FW Cook") as its independent compensation consultant to assist the Committee in evaluating executive compensation programs and in setting executive officer compensation. The consultant only serves the Human Resources and Compensation Committee in an advisory role and does not decide or approve any compensation actions. The consultant reports directly to the Human Resources and Compensation Committee and does not perform any services for management. The consultant’s duties include the following:
•    reviewing our total compensation philosophy, peer group and target competitive positioning for reasonableness and appropriateness;
•    reviewing our overall executive compensation program and advising the Committee on evolving trends and best practices;
•    providing independent analyses and recommendations to the Committee on directors' and executive officers’ compensation and new compensation and benefits programs that management submits to the Committee for approval; and
•    reviewing the Compensation Discussion and Analysis section of our Proxy Statement.
The consultant interacts directly with members of management only on matters under the Human Resources and Compensation Committee’s oversight and with the knowledge and permission of the Committee. The Human Resources and Compensation Committee has assessed the independence of FW Cook pursuant to SEC and Nasdaq rules and concluded that the firm’s work for the Committee does not raise any conflict of interest.

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Compensation Committee Interlocks and Insider Participation
None of the members of our Human Resources and Compensation Committee have, at any time, been an officer or employee of ours. None of our executive officers currently serve, or in the past fiscal year have served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Human Resources and Compensation Committee.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE The responsibilities of the Nominating and Corporate Governance Committee are further set forth in its charter and include:

Members(1)(2)(3)(4)	Roles and Responsibilities	Meetings held in Fiscal 2024
•Katharina G. McFarland (Chair)(5) •Carolyn B. Handlon •Timothy J. Mayopoulos(6) •Milford W. McGuirt •Donna S. Morea
•  Evaluating, identifying and recommending director nominees, including nominees proposed by stockholders;
•  Reviewing and making recommendations regarding the composition and procedures of the Board;
•  Making recommendations regarding the size, composition and charters of the Board’s committees;
•  Developing and recommending to the Board a set of corporate governance principles, including recommending an independent director to serve as non-executive Chair of the Board or as Lead Director (as applicable); Overseeing the company's environmental, social and governance requirements, programs, goals and risks; and
•  Developing and overseeing an annual self-evaluation process of the Board and its committees.
3
(1)    The Board has determined that each member of the Nominating and Corporate Governance Committee is independent for purposes of our Corporate Governance Guidelines as well as for purposes of the applicable Nasdaq listing standards.
(2)    Dr. Hamre served as the Nominating and Corporate Governance Committee Chair for fiscal 2024 until June 7, 2023. He did not stand for re-election at the 2023 annual meeting of stockholders.
(3)    Mr. Bedingfield served on the Nominating and Corporate Governance Committee for fiscal 2024 until June 7, 2023. He did not stand for re-election at the 2023 annual meeting of stockholders.
(4)    Ms. Goode served on the Nominating and Corporate Governance Committee for fiscal 2024 until June 7, 2023. She did not stand for re-election at the 2023 annual meeting of stockholders.
(5)    Ms. McFarland served as a member of the Nominating and Corporate Governance Committee for fiscal 2024 and was appointed Chair of the Nominating and Corporate Governance Committee effective June 7, 2023.
(6)    Mr. Mayopoulos was appointed to the Nominating and Corporate Governance Committee effective June 7, 2023.
Director Nominations Process
The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for directors. The Committee regularly assesses the Board’s current and projected strengths and needs by, among other things, reviewing the Board’s current profile, the criteria for Board membership described on page 18 of this Proxy Statement and our current and future needs.
To the extent that vacancies on the Board are anticipated or otherwise arise, the Nominating and Corporate Governance Committee prepares a target candidate profile and develops an initial list of director candidates identified by the current members of the Board, business contacts, community leaders and members of management. The Committee may also retain a professional search firm to assist it in developing a list of qualified candidates. The Nominating and Corporate Governance Committee also considers any stockholder recommendations for director nominees that are properly received.

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The Committee then screens and evaluates the resulting slate of director candidates to identify those individuals who best fit the target candidate profile and Board membership criteria and provides the Board with its recommendations. The Board then considers the recommendations and votes on whether to nominate the director candidate for election by the stockholders at the annual meeting or to appoint the director candidate to fill a vacancy on the Board.
Stockholder Nominations
Any stockholder may nominate a person for election as a director by complying with the procedures set forth in our bylaws. Under Section 3.03 of our bylaws, in order for a stockholder to nominate a person for election as a director, the stockholder must give timely notice to our Corporate Secretary prior to the meeting at which directors are to be elected. To be timely, notice must be delivered to the Corporate Secretary not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, however, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to that annual meeting and not later than the close of business on the 90th day prior to that annual meeting or the 10th day following the day on which we first publicly announce the date of that annual meeting, whichever occurs later.
The stockholder’s notice must include certain information as further provided in Section 3.03 of our bylaws about the nominee, the stockholder and the underlying beneficial owner, if any, including his or her respective name, age, address, occupation, shares, rights to acquire shares, information about derivatives, hedges, short positions, understandings or agreements regarding the economic and voting interests of the nominee, the stockholder and related persons with respect to our stock, if any, and any other information as would be required to be disclosed in a Proxy Statement soliciting proxies for the election of the proposed nominee. In addition, the notice must contain certain information about the stockholder proposing to nominate that person. We may require any proposed nominee to furnish such other information as may reasonably be required to determine the eligibility of the proposed nominee to serve as a director. A stockholder’s notice must be updated, if necessary, so that the information submitted is true and correct as of the record date for determining stockholders entitled to receive notice of the meeting.
In addition to the requirements set forth above, stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees must comply with the additional requirements of Rule 14a-19(b) under the Exchange Act.
Mandatory Retirement Policy
The Board has adopted a mandatory retirement age of 75 for independent directors and 65 for employee directors. It is the general policy of the Nominating and Corporate Governance Committee not to nominate candidates for re-election at any annual stockholder meeting to be held after he or she has attained the applicable retirement age.

Board of Directors Compensation
Our director compensation program is designed to attract and fairly compensate non-employee board members for the work required to oversee a company of SAIC's size, industry, and complexity and to align their interests with the long-term interests of our stockholders.
The Human Resources and Compensation Committee periodically reviews the director compensation program with the assistance of FW Cook, our independent compensation consultant and recommends to the Board the form and amount of compensation to be provided. The director compensation described below represents the total compensation received by our non-employee directors for their service.
Our director compensation program consists primarily of a cash component and an equity component with compensation levels informed by peer comparator group data and in recognition of the significant amount of time required of our directors in fulfilling their duties, as well as the skill and expertise of our directors.
Cash Compensation
Our directors receive a cash retainer for their service on the Board. For fiscal 2024, the annual retainer was $120,000 and the annual retainer for the Chair of each committee of the Board was an additional $15,000, except for the Chair of the Audit and Human Resources and Compensation Committees where the annual retainer was an additional $20,000. The annual retainer for the Independent Chair of the Board was an additional $175,000. These retainers are paid quarterly in advance. In addition to the cash retainers, non-employee directors also receive $2,000 for each meeting of the Board and each committee of the Board that they attend beginning with the second meeting above the standard number of meetings over the course of a given year. We also reimburse our directors for expenses incurred while attending meetings or otherwise performing services as a director. Based on the Human Resources and Compensation Committee review of the director compensation program with our independent compensation consultant, the Board approved an increase to the annual retainers for non-employee directors from $120,000 to

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CORPORATE GOVERNANCE
$125,000 effective January 1, 2024. The Board also approved an increase to the annual retainer for the Independent Chair of the Board from $175,000 to $200,000 and an increase to the Risk Oversight Committee Chair from $15,000 to $20,000, each effective as of January 1, 2024. No other cash compensation changes were proposed for 2024.
Equity Compensation
Directors are eligible to receive equity awards under our equity incentive plan. For fiscal 2024, each director, other than Hon. Deasy, was granted equity awards consisting of $165,000 in value of restricted stock units ("RSUs"). In connection with his appointment to the Board, Hon. Deasy was granted a prorated equity award of $123,750 in value of RSUs. In addition to his appointment to the Board, Mr. Reagan received his prorated award in connect with his appointment to the Board in January 2023. These equity awards vest on the earlier of one year from the date of grant or on the date of the next annual meeting of stockholders following the date of grant. If a director retires due to our mandatory retirement policy, the director’s equity awards continue to vest as scheduled. Based on the Human Resources and Compensation Committee review of the director compensation program with our independent compensation consultant, the Board approved increasing the value of RSUs granted to each director from $165,000 to $170,000 effective January 1, 2024, which will take effect for the fiscal 2025 awards.
Deferral Plans
Directors are eligible to defer all or any portion of their cash retainers and fees into our Deferred Compensation Plan. This plan is described in further detail in the “Executive Compensation — Nonqualified Deferred Compensation” section of this Proxy Statement.
Director Compensation Table
The following table sets forth information regarding the compensation earned or paid to our directors for their service in fiscal 2024.

Name(1)	Fees earned or paid in cash ($)(2)	Stock awards ($) (3)	Total ($)
Dana S. Deasy(4)	70,917	123,750	194,667
Garth N. Graham	125,250	165,000	290,250
Carolyn B. Handlon	125,250	165,000	290,250
Yvette M. Kanouff	141,500	165,000	306,500
Timothy J. Mayopoulos	138,250	165,000	303,250
Katharina G. McFarland	146,500	165,000	311,500
Milford W. McGuirt	140,250	165,000	305,250
Donna S. Morea	330,500	165,000	495,500
James C. Reagan(5)	135,250	233,750	369,000
Steven R. Shane	153,250	165,000	318,250
(1)    Ms. Townes-Whitley, our Chief Executive Officer, is not included in this table because she received no additional compensation for her service as a director.
(2)    Amounts in this column represent the aggregate dollar amount of all fees earned or paid in cash for services as a director, including annual retainer fees, committee and chair fees and meeting fees. Directors are eligible to defer all or any portion of their cash retainers and fees into our Deferred Compensation Plan.
(3)    Amounts in this column reflect the grant date fair value computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). For fiscal 2024, each director received 1,600 RSUs, other than Hon. Deasy, who received 960 RSUs, and Mr. Reagan, who received 2,266. For more information regarding our application of FASB ASC Topic 718, including the assumptions used in the calculations of these amounts, please refer to Note 8 of Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for fiscal 2024 filed with the SEC on March 20, 2024.
(4)     Hon. Deasy's award was prorated to reflect the portion of the year that he served on the Board since his appointment on
September 6, 2023.
(5)    Mr. Reagan's award includes an additional $68,750 prorated amount to reflect the period between his appointment to the Board on
January 9, 2023 and June 7, 2023, the grant date.

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CORPORATE GOVERNANCE
At the end of fiscal 2024, the following non-employee directors held the corresponding number of unvested stock units:

Name	Unvested stock units
Dana S. Deasy	960
Garth N. Graham	1,600
Carolyn B. Handlon	1,600
Yvette M. Kanouff	1,600
Timothy J. Mayopoulos	1,600
Katharina G. McFarland	1,600
Milford W. McGuirt	1,600
Donna S. Morea	1,600
James C. Reagan	2,266
Steven R. Shane	1,600
At the end of fiscal 2024, our non-employee directors held vested and unvested options to purchase the following number of shares of our common stock:

Name(1)	Aggregate shares subject to outstanding options
Yvette M. Kanouff	2,006
Timothy J. Mayopoulos(2)	—
Katharina G. McFarland(3)	—
Donna S. Morea	5,274
Steven R. Shane	5,274
(1)    The Board discontinued stock option grants for non-employee directors effective as of January 1, 2020; therefore, Dr. Graham, Ms. Handlon, Hon. Deasy and Messrs. McGuirt and Reagan do not hold any outstanding options.
(2)    Mr. Mayopoulos exercised remaining options as of March 30, 2022.
(3)    Ms. McFarland exercised remaining options as April 12, 2023.

Stock Ownership Guidelines and Policies
The Board believes that directors should acquire and hold shares of our stock in an amount that is meaningful and appropriate. To encourage directors to have a material investment in our stock, the Board has adopted stock ownership guidelines that call for directors to hold shares of our stock with a value of at least five times the amount of each director's annual cash retainer. Board members are required to hold all shares of stock acquired under our equity programs until this target value is achieved. The sum of all shares owned outright, shares held in a trust for the benefit of the director or his/her immediate family members, and one-half (50%) of unvested time-based RSUs count toward the required ownership. No other equity holdings count toward meeting the ownership requirement including any unvested, unexercised stock options. In addition to these ownership guidelines, our directors are also subject to policies that prohibit certain short-term or speculative transactions in our securities that we believe carry a greater risk of liability for insider trading violations or may create an appearance of impropriety. Our guidelines require directors to obtain pre-clearance from our General Counsel for all transactions in our securities. During fiscal 2024, all members of the Board were in compliance with these stock policies and have either met or are making adequate progress toward the stock ownership guidelines.

Related Party Transactions
The Board has adopted written policies and procedures for the review and approval of transactions between us and certain “related parties,” which are generally considered to be our directors and executive officers, nominees for director, holders of five percent or more of our outstanding capital stock and members of their immediate families. The Board has delegated to the Risk Oversight Committee the authority to review and approve the material terms of any proposed related party transaction. If a proposed related party transaction involves a non-employee director or nominee for election as a director and may be material to a consideration of that person’s independence, the matter is also considered by the Chair of the Board and the Chair of the Nominating and Corporate Governance Committee.

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In determining whether to approve or ratify a related party transaction, the Risk Oversight Committee considers, among other factors it deems appropriate, the following factors:
•    potential benefits to us;
•    the impact on a director’s or nominee’s independence or an executive officer’s relationship with or service to us; and
•    whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.
In deciding to approve a transaction, the Risk Oversight Committee may, in its sole discretion, impose any conditions it deems appropriate on us or the related party. Any transactions involving the compensation of executive officers, however, are to be reviewed and approved by the Human Resources and Compensation Committee. If a related party transaction will be ongoing, the Risk Oversight Committee may establish guidelines to be followed in our ongoing dealings with the related party. Thereafter, the Risk Oversight Committee will review and assess ongoing relationships with the related party on at least an annual basis to determine whether they are in compliance with the Committee’s guidelines and that the related party transaction remains appropriate.
We engage in transactions and have relationships with many entities, including educational and professional organizations, in the ordinary course of our business. Some of our directors, executive officers or their immediate family members may be directors, officers, partners, employees or stockholders of these entities. We carry out transactions with these firms on customary terms. There were no transactions during fiscal 2024 in which any related party had a direct or indirect material interest.

Communication with the Board of Directors
Any interested party may communicate with the Chair of the Board and the Chairs of our Audit, Human Resources and Compensation, Risk Oversight, and Nominating and Corporate Governance Committees on Board and committee related issues by sending an e-mail to the following (as applicable):
•    boardchair@saic.com;
•    auditchair@saic.com;
•    compensationchair@saic.com;
•    riskoversightchair@saic.com; or
•    nomgovchair@saic.com.
You may also write to them or to any other director, the independent directors as a group or the Board generally at the following address:
SAIC
Attention: Corporate Secretary
12010 Sunset Hills Road
Reston, Virginia 20190
Relevant communications will be forwarded to the recipients noted in the communication. Communications sent to the Board or the independent directors as a group will be forwarded to the Chair of the Board.

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PROPOSAL 2 - ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
PROPOSAL 2 - ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.
We urge stockholders to read the Compensation Discussion and Analysis section ("CD&A") contained in this Proxy Statement, which describes in detail how we closely align the interests of our named executive officers with the interests of our stockholders. As described in the CD&A, our compensation programs are designed to:
•    pay for performance by tying a majority of an executive officer’s compensation to the attainment of financial and other performance measures that, the Board believes, promotes the creation of long-term stockholder value and positions the company for long-term success;
•    generally provide the same types of benefits for executive officers as other employees, with no pension or death benefits for executive officers;
•    target total direct compensation at the median level among companies with which we compete for executive talent;
•    enable us to recover, or “clawback,” incentive compensation if there is any material restatement of our financial results, or if an executive officer is involved in misconduct;
•    require our executive officers to own a significant amount of shares of our common stock;
•    avoid incentives that encourage unnecessary or excessive risk-taking; and
•    compete effectively for talented executives who will contribute to our long-term success.
The Human Resources and Compensation Committee and the Board believe that these programs and policies are effective in implementing our pay for performance philosophy and achieving its goals. This non-binding, advisory stockholder vote, commonly known as “Say-on-Pay,” gives you, as a stockholder, the opportunity to advise whether or not you approve of our executive compensation programs and policies by voting on the following resolution:
RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related material as set forth in this Proxy Statement.
The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in the CD&A and Executive Compensation sections of this Proxy Statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the company, our Board or the Human Resources and Compensation Committee. However, as an expression of our stockholders’ view, the Human Resources and Compensation Committee considers the vote when making future executive compensation decisions.
At our 2023 annual meeting of stockholders, our Say-on-Pay proposal received the support of approximately 94% of the votes cast by our stockholders. Our Board and the Human Resources and Compensation Committee believe that this vote reflected our stockholders’ support for the decisions made with respect to the compensation of our named executive officers for our fiscal year ended February 3, 2023.

Vote Required
The affirmative vote of a majority of the shares present or represented and entitled to vote on Proposal 2 either in person or by proxy is required to approve the proposal. Broker non-votes are not entitled to vote on the proposal and will not be counted in evaluating the results of the vote. Abstentions have the effect of a vote against the proposal. This advisory vote on executive compensation is non-binding.

Recommendation of the Board
The Board unanimously recommends a vote FOR the non-binding, advisory approval of the compensation of our named executive officers, as disclosed in this Proxy Statement.

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COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis ("CD&A") provides important information about our executive compensation philosophy and programs for fiscal 2024. In addition, this CD&A describes compensation decisions made by our Human Resources and Compensation Committee of the Board (sometimes referred to in this CD&A as the "Committee"), which is responsible for overseeing the compensation programs for our executive officers, including the officers named in the executive compensation tables in this Proxy Statement (collectively, the "named executive officers" or "NEOs").

Our Named Executive Officers for Fiscal 2024

Name	Title
Toni Y. Townes-Whitley(1)	Chief Executive Officer
Nazzic S. Keene(2)	Former Chief Executive Officer
Prabu Natarajan	Executive Vice President, Chief Financial Officer
Robert S. Genter(3)	Former President, Defense and Civilian Sector
Michael W. LaRouche(3)	Former President, National Security and Space Sector
Michelle A. O'Hara	Executive Vice President, Chief Human Resources Officer
(1)    On May 15, 2023, Ms. Townes-Whitley was appointed as CEO-elect, effective as of June 12, 2023, and was appointed to succeed Ms. Keene as Chief Executive Officer, effective as of October 2, 2023.
(2)    Ms. Keene served as Chief Executive Officer until October 2, 2023. She continued to provide transition services until her retirement effective February 2, 2024.
(3)    On December 11, 2023, the company announced the departure of Mr. Genter and Mr. LaRouche, effective February 2, 2024.

Executive Summary
Fiscal 2024 Business Highlights
In fiscal 2024, we delivered strong financial results, highlighted by revenue growth, strong profitability and strong cash generation during a challenging macroeconomic environment. We introduced and progressed on our strategic pivots while executing solid business performance through the steadfast commitment of our workforce. We continued to be a destination for diverse, top talent by differentiating our employee experience – all while working to achieve long-term total shareholder return. Advances against our objectives were driven by the execution of critical business imperatives, such as refining our business strategy to focus on growth, and fostering an inclusive, values-driven culture rooted in a common purpose – to advance the power of technology and innovation to serve and protect our world.
We remain committed to diversity, equity and inclusion ("DEI") efforts that embrace individual differences, life experiences and capabilities, and strive to bring together varying perspectives in order to create compelling innovations and deliver exceptional business results. Central to our DEI strategy is increasing diversity representation in our leadership because we believe the strength of our leadership is greatest when it fully reflects the diversity of our workforce.
During fiscal 2024, we delivered on our execution strategy, through excellence to our customers and value generation to our shareholders. Our ability to achieve strong bookings, book-to-bill, cash flow and organic growth underscores our resilience in a stable but challenging business environment and positions us well for continued growth in fiscal 2025.

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COMPENSATION DISCUSSION AND ANALYSIS
(1)    Non-GAAP financial measure; see the Appendix to Proxy Statement for a reconciliation of such measure against the most directly comparable GAAP financial measure.
(2)    Excludes the impact from sale of receivables ($45 million) under the Master Accounts Receivable Purchase Agreement.

We stand committed to profitable growth and long-term value creation. Full year adjusted EBITDA increased to 9.0% of revenues, compared to 8.8% in the prior fiscal year. The increase was primarily due to improved profitability across our contract portfolio, partially offset by higher incentive-based compensation expense, including acceleration of stock-based compensation related to the reorganization and executive transition.
Full year operating cash flow was $441 million after excluding sale of receivables. Cash flow generation is key to our shareholder value proposition and allowed us to deliver $79 million in annual dividend payments and to repurchase $357 million in shares of our common stock during fiscal 2024.

Total Shareholder Return ("TSR")
as of February 2, 2024
TSR for fiscal 2024 was 25%, outperforming a broader market index and performing consistently with a comparable technology index fund. Over a prior three-year period, the Company's TSR outperformed the same broader market index and comparable technology index.

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COMPENSATION DISCUSSION AND ANALYSIS
Compensation Philosophy and Pay Mix
The Company maintains a strong “pay-for-performance” compensation philosophy aimed at attracting and retaining high quality executive talent and rewarding our executive officers primarily through variable compensation. Fixed compensation (i.e., base salary) is set at appropriate levels to avoid competitive disadvantage and comprises the smallest portion of overall compensation. We believe that this philosophy serves to both encourage and recognize performance excellence and helps drive stockholder value while facilitating a sustainable fixed-cost structure.
The charts below depict approximate percentages for each element of target total direct compensation and demonstrate how compensation is significantly weighted towards variable compensation (short-term cash incentives, performance stock units ("PSUs"), and restricted stock units ("RSUs")). The details of all executive officer compensation are provided in the "Executive Compensation" section of this Proxy Statement.

41%
PSUs
13%
Base Salary
CEO[1]
18%
Short-Term
Cash Incentives
28%
RSUs
87%
Variable with Performance

30%
PSUs
25%
Base Salary
Other NEOs (Average)
25%
Short-Term Cash Incentives
20%
RSUs
75%
Variable with Performance

(1)    Reflects the target compensation for Ms. Townes-Whitley.

Total direct compensation for NEOs is benchmarked against median levels of compensation of comparable positions in publicly traded companies of our size and in our industry. Consistent with our pay-for-performance philosophy, actual earned compensation varies above or below the median level based on the degree to which specific performance goals are achieved, changes in our stock value over time and the individual performance of each NEO.
As indicated above, base salary represents a significantly smaller portion of overall compensation than variable compensation while a more meaningful portion is allocated to annual cash incentive awards that focus executives on annual objectives supporting our long-term strategy. The largest portion of overall compensation for our executive officers is allocated to long-term incentives, supporting long-term value creation and aligning the interests of our executive officers with those of our stockholders.
Program Design Overview
For fiscal 2024, we maintained the short-term and long-term performance metrics used over the past several fiscal years. The short-term plan combines revenue, adjusted EBITDA, and adjusted operating cash flow performance with modifiers for organic growth and leadership performance. The PSUs, which are performance-based RSUs vesting and issued at the end of a three-year performance period, granted to our executive officers in fiscal 2024 are directly related to the achievement of adjusted EBITDA, adjusted annual operating cash flow, and relative total shareholder return ("rTSR") over a three-year period commencing in fiscal 2024. The combination of PSUs and time-based RSUs (vesting over 3 years) provide an appropriate balance of medium-term and long-term incentives.
By aligning significant portions of NEOs’ compensation with profitable growth and operating cash flow, a substantial portion of total compensation for our NEOs is directly linked to long-term sustained stockholder returns.
Based on Company performance in fiscal 2024, the calculated payout of the short-term financial portion of annual incentives was 192.4% of target, as discussed in greater detail beginning on page 39. The Committee applied a leadership score ranging from 0.9 to 1.2 to the calculated cash incentive awards of the Chief Executive Officer and each other NEOs, based upon an assessment of each executive's relative performance during the year. PSUs granted for the fiscal 2022 through 2024 performance period were earned at 118.3% of target.

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COMPENSATION DISCUSSION AND ANALYSIS
Governance of Our Compensation Programs
Our compensation programs incorporate best practices regarding corporate governance, risk mitigation and alignment of executive officers’ interests with stockholders’ interests. The following are key features of our compensation practices:

At SAIC, we ...
✓Believe in pay for performance—simply put, we reward the NEOs when the company performs.
✓Conduct an annual review by the Committee to establish a group of comparable companies to be used in compensation decisions.
✓Review and consider feedback provided by our stockholders related to executive compensation matters.
✓Mitigate against imprudent risk-taking through balancing features in the design of our compensation programs.
✓Subject cash and equity-based incentive compensation to “clawback” policies if there is a restatement of our financial results for any reason or if the employee was involved in misconduct.
✓Require significant stock ownership of our Executive Officers.
✓Use an independent compensation consultant who reports directly to the Committee.
✓Provide “double-trigger” provisions for certain change in control benefits.

At SAIC, we do not ...
XPermit cash buyout or re-pricing of underwater stock options.
XGuarantee any bonus payouts to executive officers.
XProvide employment agreements for executive officers.
XProvide golden parachute excise tax gross-ups on change in control benefits.
XPermit hedging or pledging of company stock or purchasing company stock on margin by our executive officers.
XOffer defined benefit pension benefits to our executive officers or other employees.
XProvide excessive perquisites for executive officers.

Results of 2023 Stockholder Advisory Vote
Based on our stockholder advisory vote at our 2023 annual meeting of stockholders, commonly referred to as a "Say-on-Pay" vote, our stockholders approved the compensation of our NEOs, with approximately 94.0% of stockholder votes cast in favor of our 2023 Say-on-Pay resolution. The Committee, which is composed exclusively of independent directors, views this level of support for our executive compensation programs as indicative of broad stockholder agreement with the pay for performance philosophy on which our executive compensation programs are premised.
We welcome feedback from stockholders regarding our executive compensation programs, which are described in more detail below. Stockholders desiring to communicate with the Board or the Human Resources and Compensation Committee may do so as described under "Communication with the Board of Directors" in this Proxy Statement. The Committee will continue to take into account stockholder votes on Say-on-Pay resolutions when evaluating our compensation philosophy and making changes to our compensation programs and practices. See “Proposal 2—Advisory (Non-Binding) Vote on Executive Compensation” in this Proxy Statement for additional information on our 2024 Say-on-Pay resolution.

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COMPENSATION DISCUSSION AND ANALYSIS
Principal Elements and Objectives of Our Compensation Program
The following chart summarizes the components, relevant performance measures and time frames of our compensation program for fiscal 2024. The Committee generally targets our NEOs’ base salaries at the median of the competitive market. Consistent with our philosophy of tying pay to performance, base salary represents a significantly smaller portion of overall compensation than variable compensation. We use a combination of cash and equity incentive awards to foster and reward performance in key areas over near-term and long-term timeframes. We discuss each component beginning on page 38.

1 YEAR	3 YEARS
NEAR-TERM EMPHASIS	FIXED	Base Salary	Cash	Reviewed annually to consider individual level of responsibility, expertise, skills, knowledge and experience and competitive market compensation practices	
NEAR-TERM EMPHASIS	VARIABLE AT RISK	Annual Incentive Award	Cash	Revenue: 33.3% EBITDA: 33.3% Cash Flow: 33.3% Organic Growth Modifier: +/- 10% Leadership Score Multiplier: +/- 20%	
LONG-TERM EMPHASIS	VARIABLE AT RISK	Long-Term Incentive Award	Equity	Restricted Stock Units	Stock Value and Retention: 100%
LONG-TERM EMPHASIS	VARIABLE AT RISK	Long-Term Incentive Award	Equity	Performance Stock Units	Cumulative EBITDA: 33.3% Cumulative Adjusted Operating Cash Flow: 33.3% Relative Total Shareholder Return: 33.3%

Committee Process for Determining Compensation
At the beginning of each fiscal year, the Committee reviews and approves the following elements of compensation to be provided to each of our NEOs:
•base salary;
•payout range for the annual cash incentive awards that may be earned for the upcoming year and the performance goals and criteria upon which the amount of the awards will be determined;
•mix and amount of equity incentive awards to be granted to our executive officers; and
•payout range for PSUs that may be earned for the performance period beginning in that fiscal year and the length of the performance period, goals and criteria upon which the amount of the awards for the relevant performance period will be determined.

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COMPENSATION DISCUSSION AND ANALYSIS
In determining the amounts of compensation to be awarded to our NEOs, the Committee considers the Company’s overall performance and competitive market data for our compensation peer group.
Company performance is the primary factor in determining variable compensation. The amount of any cash or performance-based equity incentive awards to be paid upon completion of the applicable performance period is determined based upon our achievement of short- and long-term financial goals set at the beginning of the fiscal year or performance period, as the case may be. However, the final cash incentive award payout also reflects an individual leadership component multiplier. The Committee retains the ability to use negative discretion to reduce payouts when appropriate.
Individual performance is a factor in setting base salaries. In determining base salaries for our NEOs, the Committee reviews a performance assessment for each of our executive officers, as well as compensation recommendations provided by the Chief Executive Officer and the Chief Human Resources Officer. The Committee also considers market data, analysis and recommendations regarding executive officer compensation provided by FW Cook, its independent compensation consultant. The NEOs do not propose their own compensation.
The Committee assesses our Chief Executive Officer's performance. In determining compensation for our Chief Executive Officer, the Committee meets in executive session and evaluates her performance based on her achievement of performance objectives that are established at the beginning of the fiscal year. Formal input is received from the independent directors and the executive leadership team. The Committee also considers the Chief Executive Officer’s leadership contributions towards the Company’s performance, including financial results, development and achievement of strategic objectives, progress in building capability among the executive leadership team, development of a succession plan for executive leadership and corporate governance leadership, as well as market data and analysis and recommendations provided by the Committee’s independent compensation consultant. The Committee determines the Chief Executive Officer’s compensation and then reviews her evaluation and compensation with the Board’s independent directors. The Chief Executive Officer does not propose her own compensation and is not present for discussions of her performance and compensation. The Independent Chair of the Board and the Chair of the Committee then present the Committee’s evaluation and compensation determination to the Chief Executive Officer.
The Committee reviews our compensation peer group annually. The Committee uses peer group information as a reference point for assessing compensation levels and practices. The Committee, with the assistance of FW Cook, annually reviews and approves the list of companies to ensure its appropriateness. In evaluating and selecting companies for inclusion in the peer group, the Committee targets comparably sized publicly traded engineering, information technology, consulting and defense companies, as well as companies with whom we compete for executive talent with similar roles and responsibilities, which we refer to as our “compensation peer group.”
For fiscal 2024, the compensation peer group used to determine target compensation consisted of the following 13 companies, which remained unchanged from our fiscal 2023 compensation peer group:

Booz Allen Hamilton Holding Corporation (BAH)	Leidos, Inc. (LDOS)
CACI International Inc (CACI)	ManTech International Corporation (MANT)
CGI Inc. (GIB)	Maximus, Inc. (MMS)
DXC Technology Company (DXC)	Parsons Corporation (PSN)
Huntington Ingalls Industries, Inc. (HII)	Tetra Tech, Inc. (TTEK)
Jacobs Solutions Inc. (J)	Textron Inc. (TXT)
KBR, Inc. (KBR)
The compensation peer group generally reflects companies with annual revenues between one-third to three times our estimated revenues for the fiscal year in which the peer group is reviewed. Compensation data from two nationally-recognized, broad-based third-party surveys provides the Committee with additional context regarding the competitive landscape for executive talent. The Committee considers this survey data and analysis along with the compensation peer group data when evaluating appropriate levels of direct compensation. To be competitive in the market for our executive-level talent, we benchmark overall compensation for our NEOs at approximately the market median. Actual cash incentive awards paid and performance stock units earned vary, consistent with our pay-for-performance philosophy, based on operating performance and may therefore generate realized compensation that is higher or lower than the market median.

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COMPENSATION DISCUSSION AND ANALYSIS
Components of Fiscal 2024 Compensation Programs
Base Salary
In reviewing and approving the fiscal 2024 base salaries for our NEOs, the Committee considered its independent compensation consultant’s analysis of pay levels among the compensation peer group and survey data, which indicated that base salaries for our NEOs were generally competitive relative to the peer group median and to survey data median for all executive officers. Actual individual base salary amounts also reflect the Committee’s judgment with respect to each NEO’s responsibility, performance, experience and other factors, the individual’s historical compensation and any retention concerns. The Committee reviews NEOs’ base salaries annually or at the time of a promotion or a substantial change in responsibilities based on the above-described criteria.
In fiscal 2024, base salaries for the NEOs were increased to better align with the peer group levels and to maintain competitiveness of our compensation program and are summarized below.

Name	Fiscal 2024 Base Salary	Percentage Increase from Fiscal 2023 Base Salary
Toni Y. Townes-Whitley(1)	$1,200,000	_
Nazzic S. Keene	$1,250,000	4.2%
Prabu Natarajan	$700,000	3.7%
Robert S. Genter	$700,000	3.7%
Michael W. LaRouche	$675,000	3.8%
Michelle A. O'Hara	$600,000	9.1%
(1)    Ms. Townes-Whitley joined the company in fiscal 2024 and earned a prorated percentage of her annual base salary for the period from June 12, 2023 until October 2, 2023.
Annual Cash Incentive Awards
Our short-term incentive (“STI”) plan is the primary compensation element used to reward NEO accomplishments against established business goals approved by our Committee within a given year. Our annual cash incentive awards are based upon performance against predetermined goals for the fiscal year to encourage and reward contributions to our annual financial, operating and strategic objectives.
Performance goals for cash incentive awards. At the beginning of each fiscal year, the Committee sets and approves threshold, target and maximum performance goals for the upcoming year based on objective financial goals. Further, the Committee reviews and approves the corresponding target cash incentive awards based upon the achievement of those goals. No amount is payable for below-threshold performance. When threshold performance is met, payouts are determined on a straight-line basis between threshold and target performance and between target and maximum performance up to a maximum payout of 200%.
The diagram below illustrates how we determined fiscal 2024 cash incentive awards to our NEOs under our STI plan. Below the diagram, we discuss the award factors.

(1)    EBITDA is a non-GAAP financial measure and should be read in conjunction with net income, a GAAP financial measure; see the Management’s Discussion and Analysis of Financial Conditions and Results of Operations section in Part II, Item 7 of our Annual Report on Form 10-K for the year ended February 2, 2024, for further information.

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COMPENSATION DISCUSSION AND ANALYSIS
Performance measures for fiscal 2024. The financial performance measures for fiscal 2024 were closely aligned with the Company’s strategy for sustained profitable growth and long-term value creation.
For fiscal 2024, we maintained the core financial measures that we used in fiscal 2023: revenue, adjusted EBITDA, and adjusted operating cash flow, which directly align to our overall strategy and support increases in stockholder value with equal weightings of 33.3% each. These metrics focus on profitable growth along with strong cash generation. We continued to use an organic growth modifier that increases or decreases the weighted average for financial goals by 10% depending on the achievement of revenue or adjusted EBITDA modifier targets. The modifier targets for these metrics were established based on peer group consensus or guidance, where available, to drive differentiation relative to peers. The financial performance measures, their relative weightings, the targeted and maximum achievement levels and actual performance for our short-term incentive program for fiscal 2024, as approved by the Committee, is reflected in the table below. These metrics are adjusted for divestiture of the logistics and supply chain management business and deconsolidation of FSA joint venture. For fiscal 2024, the results reflect our strong performance with revenue growth of 7%, improvement in adjusted EBITDA margins of 50 basis points and double digit increase in transaction adjusted cash flow per share.
Fiscal 2024 Short-Term Incentive Awards

Financial Measures(1)	Weight	Threshold	Target	Maximum	Actual(1)	% of Target Achieved	Payout %
Revenue	33.3%	$6.922B	$7.204B	$7.389B	$7.444B	103.3%	200.0%
Adjusted EBITDA	33.3%	$644M	$668M	$690M	$681M	101.9%	147.1%
Adjusted Operating Cash Flow	33.3%	$431M	$459M	$497M	$508M	110.7%	200.0%
Weighted Average for Financial Goals							182.4%
Organic Growth Modifier (+/- 10%)							10.0%
STI Award Payout Percentage							192.4%
(1)    See the Appendix to this Proxy Statement for a reconciliation as to how each adjusted non-GAAP performance measure is calculated as compared to the most closely comparable GAAP measure. Fiscal 2022 results included certain non-recurring margin benefits.

Determination of organic growth modifier. For fiscal 2024, the Committee set an organic growth modifier of +/- 10% for adjusted EBITDA and revenue to align with our strategic objectives relative to our peer group performance. adjusted EBITDA and revenue parameters were established that would trigger the downside modifier as well as the upside modifier. Our actual result of 7.4% organic revenue growth rate exceeded the upside performance modifier thus triggering a 10% increase to the weighted average of the final financial performance.
Determination of leadership score. In fiscal 2024, we continued to progress toward our goals related to increasing the representation of women and people of color in our leadership in order to achieve parity of diverse representation between our leader and non-leader roles within 5 years (introduced in fiscal 2022) as well as emphasized our strategic talent and culture objectives through our employee culture survey scores. The leadership scores for the NEOs can range between 0.8 and 1.2 (meaning that a multiplier of +/-20% may apply) based upon an assessment of each executive's relative performance in leading the business and our employees, determined by the Committee for the Chief Executive Officer, and with input from the Chief Executive Officer for the other NEOs. We fully achieved our annual goal to increase female and people of color representation to 28% and 25% of our leaders respectively and also exceeded our culture goal by achieving an employee culture survey score of 84, 6 points over the National benchmark.
Determination of cash incentive award amounts. For fiscal 2024, the Committee set the target amount of the cash incentive award at 140% of base salary for the Chief Executive Officer and 100% of base salary for the other NEOs based on applicable market data. In determining the payout level amount, the Committee applied the STI award payout percentage (192.4% in fiscal 2024 as calculated in the table above) to the target cash incentive amount and further applied leadership factors ranging from 0.9 to 1.2 based upon assessment of each executive's relative performance during the year up to the maximum payout of 200% of target. For our NEOs, the target cash incentive award amounts as a percentage of base salary and award amounts earned in fiscal 2024 were as follows:

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COMPENSATION DISCUSSION AND ANALYSIS

Name	Base Salary	STI Target as % of Base Salary	Financial Score	Cash Incentive Amount Paid
Toni Y. Townes-Whitley	$1,200,000	140%	192.4%	$3,232,320
Nazzic S. Keene(1)	$1,250,000	140%	192.4%	$3,030,300
Prabu Natarajan	$700,000	100%	192.4%	$1,400,000
Robert S. Genter(1)	$700,000	100%	192.4%	$1,212,120
Michael W. LaRouche(1)	$675,000	100%	192.4%	$1,168,830
Michelle A. O'Hara	$600,000	100%	192.4%	$1,200,000
(1)    The Board approved short-term cash incentive payments for Ms. Keene, Mr. Genter, and Mr. LaRouche, per the applicable terms of the Company's Executive Severance, Change in Control and Retirement Policy.

Long-Term Incentive Awards
We provide equity incentive awards to our NEOs to motivate them to stay with us and build long-term stockholder value through their future performance. We benchmark our NEOs’ long-term incentive award opportunities at the median of the competitive market. The following forms of long-term incentive compensation were provided to our NEOs:

Performance Stock Units—Incentivize our NEOs to achieve specific measurable financial goals over a three-year performance cycle. Earned shares vest and are issued at the end of the performance cycle and range from 0% for below threshold performance to 200% of target number of shares for maximum performance. PSUs are granted annually in overlapping performance cycles and serve as a tool to align pay and company performance and to retain our NEOs. Dividend equivalents are accumulated in cash and are paid at the end of the three-year performance cycle to the extent that the underlying share awards are earned.

Restricted Stock Units—Align pay and company performance as reflected in our stock price, encourage retention of our NEOs’ services and promote continued investment by our executives in company stock. RSUs awarded in fiscal 2024 vest over a three-year period in 33% installments at each anniversary of the grant date. Dividend equivalents on unvested RSUs accumulate in cash and are paid when and if the underlying RSUs vest.

Fiscal 2024-2026 Performance Stock Units
For fiscal 2024, 60% of the long-term incentives awarded to our NEOs were provided in the form of performance stock units (valued at target payout). The performance measures and corresponding weightings for these awards are as follows:

Performance Measures	Weight	Description
Cumulative Adjusted EBITDA	33.3%	A three-year cumulative goal set at the beginning of the performance period
Cumulative Adjusted Operating Cash Flow	33.3%	A three-year cumulative goal set at the beginning of the performance period
Relative Total Shareholder Return (rTSR)	33.3%	Three-year TSR performance compared to our compensation peer group. TSR calculated based on 30 trading day average at the beginning and end of the performance period, with dividends assumed to be reinvested as of ex-dividend date.

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COMPENSATION DISCUSSION AND ANALYSIS
At the beginning of each three-year performance period, the Committee establishes the performance measures to be used for that performance period, their weightings and the levels of performance on those measures for the entire three-year performance period that will generate threshold, target, and maximum payouts. The number of PSUs delivered at the end of the three-year performance cycle may range from 0% for below threshold performance to 50% for threshold performance and up to 200% for maximum performance. When the performance threshold is met, payouts are determined on a linear interpolation basis for performance levels between threshold and target and between target and maximum. The final PSU payout is delivered at the end of the three-year performance cycle.
The financial targets are closely aligned with the Company’s long-term financial strategy and internal budgets, and not publicly disclosed at the time of the award issuance due to the proprietary and competitive nature of this information. For rTSR, we measure our ranking as compared to our compensation peer group. Threshold is set at the 25th percentile, target at the 50th percentile and maximum at the 75th percentile. For TSR, the range for payout is 0% for threshold performance to 200% for maximum performance with payouts determined on a linear interpolation. Final achievement and payouts for each of the above goals will be determined and disclosed by the Committee at the conclusion of fiscal 2026.

Certification of fiscal 2022-2024 PSUs. The Compensation Committee reviewed and approved performance against pre-established targets for the fiscal 2022-2024 plan. Payout amounts for fiscal 2022-2024 performance stock units were as follows:
Fiscal 2022-2024 Performance Stock Units Payout

Performance Measures	Performance Period	Weight	Threshold 50%	Target 100%	Maximum 200%	Actual(1)	% of Target Achieved	Payout %
Cumulative Adjusted EBITDA	FY22-24	50%	$1.774B	$2.087B	$2.400B	$2.036B	97.6%	91.9%

Adjusted Annual Operating Cash Flow	FY22		$416M	$520M	$624M	$522M	100.4%	101.9%
	FY23	50%	$419M	$524M	$629M	$584M	111.5%	157.1%
	FY24		$438M	$547M	$656M	$602M	110.1%	150.5%
Weighted Average for Financial Goals								114.2%
rTSR Modifier (2)								3.6%
Share Payout Percentage								118.3%
(1)    See the Appendix to this Proxy Statement for a reconciliation as to how each adjusted non-GAAP performance measure is calculated as compared to the most closely comparable GAAP measure.
(2)    We achieved a relative rank of 54.5% in FY22-24 TSR (absolute ranking of 6 of 12), which equates to a modifier of 3.6%. The final payout percentage was increased by multiplying the weighted average by the modifier and adding the result.

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COMPENSATION DISCUSSION AND ANALYSIS
Other Benefits Provided in Fiscal 2024
In addition to the elements of direct compensation described above, we also provide our NEOs with the following benefits:
Health and welfare benefits. Our NEOs are entitled to participate in the health and welfare plans that we generally offer to all of our eligible employees, which provide medical, dental, health, group term life insurance and disability benefits. We believe that these health and welfare benefits are reasonable in scope and amount and are of the kind typically offered by other companies against which we compete for executive talent. Additionally, our NEOs are eligible to participate in a physical health program. The program provides the NEOs with a comprehensive medical assessment and personalized preventive strategies to maintain and improve personal health.
Retirement benefits. Our NEOs are entitled to participate in the same defined contribution retirement plan that is generally available to all of our eligible employees. Currently, we provide matching contributions to eligible participants’ retirement plan accounts based on a percentage of their eligible compensation under applicable rules. The amount of contributions we made to the retirement plan accounts of each of our participating NEOs in fiscal 2024 was $13,200 per person. The Committee believes that these contributions to this retirement program permit our NEOs to save for their retirement in a tax-effective manner, are reasonable in scope and amount and are of the kind typically offered by other companies against which we compete for executive talent.
Deferred compensation plan. To provide other tax-deferred means to save for retirement, we maintain a deferred compensation plan that allows our NEOs and other eligible participants to elect to defer a portion of any cash incentive awards granted to them under our incentive plans and a portion of their eligible salary. Though the Company may make discretionary contributions to participating NEOs, we made no contributions to NEOs’ accounts for fiscal 2024. Vested deferred balances under the plan will generally be paid upon retirement or termination. We also have an additional frozen deferred compensation plan. These plans are described in more detail under “Executive Compensation, Nonqualified Deferred Compensation” below in this Proxy Statement.
Perquisites and personal benefits. We do not provide excessive perquisites or personal benefits to our NEOs. Given the nature of our business, we believe security is necessary and generally provided to other executives within our industry. As the safety and security of our NEOs is of utmost importance, certain security measures are provided, including residential security, network security and dark web monitoring in response to escalating cybersecurity threats.

Other Policies and Considerations
Assessment of Risks in our Compensation Programs
In the design and oversight of our compensation programs for NEOs and all employees, each year the Committee, with assistance from FW Cook, the Committee’s independent compensation consultant and management, assesses risks related to our pay practices and incentive programs. The risk assessment is focused on identifying risks associated with our compensation programs and the mix of each type of compensation element we provide to our NEOs and all employees, as well as the measures that the Company may employ to mitigate those risks. The Committee believes that the following features of our compensation programs effectively mitigate excessive risk-taking that could harm our value or reward poor judgment by our NEOs or other employees:
•    short-term incentive measures are balanced among different financial measures, with goals that are intended to be achievable upon realistic levels of performance;
•    significant weighting towards long-term incentive compensation promotes long-term decision making and discourages short-term risk-taking;
•    goals are based on Company performance measures, which mitigates excessive risk-taking within any particular business operation;
•    maximum payouts are capped at levels that do not reward excessive risk-taking;
•our compensation recoupment policies allow us to recover compensation based on financial results that are subsequently restated or if fraud or intentional misconduct is involved; and
•    our stock ownership guidelines encourage a long-term perspective.
For fiscal 2024, the Human Resources and Compensation Committee discussed and analyzed risks associated with the Company’s compensation policies and practices for executive officers and all employees generally. The Committee did not

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COMPENSATION DISCUSSION AND ANALYSIS
identify any risks arising from the Company’s compensation programs or practices that are reasonably likely to have a material adverse effect on the Company.
Equity Award Grant Practices
The Committee is responsible for the administration of our equity incentive plans. Generally, in advance of each fiscal year, the Committee will select predetermined dates on which equity awards will be granted to our employees, including our NEOs, during the following fiscal year. These grant dates are selected to occur after the dates we anticipate releasing our annual or quarterly financial results. We generally grant equity incentive awards to our directors, executive officers and all other eligible employees on an annual basis shortly after we announce our financial results for the recently completed fiscal year. In addition to these annual grants, the Committee predetermines four quarterly dates on which any additional equity incentive awards may be made to eligible NEOs or other employees in connection with an offer of employment, for retention purposes or to recognize performance. The Committee approves all equity awards made to our NEOs.
Stock Ownership Guidelines and Stock Holding Requirements
We encourage our employees to own our stock so that they are motivated to maximize our long-term performance and stock value. We have adopted stock ownership guidelines for our executive officers that require them to accumulate and maintain stock holdings calculated as a multiple of their base salary, depending on their role. The sum of all shares owned outright, shares held in a trust for the benefit of the employee or his/her immediate family members, vested stock held in the KESDP and MSCP compensation plans, stock held in a retirement plan and one-half (50%) of unvested time-based RSUs count toward the required ownership. No other equity holdings count toward meeting the ownership requirement including any unvested PSUs or unvested, unexercised stock options.
In addition to stock ownership guidelines, we also maintain a stock holding requirements policy, which mandates that officers must hold 100% of the net shares acquired under our equity incentive programs until the applicable multiple of base salary is achieved. Mr. Natarajan, Mr. Genter, Mr. LaRouche and Ms. O'Hara have all satisfied their ownership goals. As Ms. Townes-Whitley was hired during the fiscal year, she has begun making progress toward her ownership goal.
Prohibition on Hedging or Pledging Company Stock or Purchasing “On Margin”
We have established policies that prohibit all executive officers, directors and employees from engaging in any short selling and hedging transactions in our securities that may carry a greater risk of liability for insider trading violations and also create an appearance of impropriety. For example, with respect to our securities, our executive officers, directors and employees are not permitted to engage in any short sales or any trading in puts, calls or other derivatives on an exchange or other organized market. In addition, we prohibit our executive officers, directors and employees from pledging company stock as collateral for a loan or purchasing company stock “on margin.” Further, our executive officers, directors and senior managers are required to obtain pre-clearance from our General Counsel for all transactions in our securities.
“Clawback” or Compensation Recoupment Policies
In 2023, we adopted a mandatory compensation recovery policy for our Section 16 officers and other officers as designated by the Human Resources and Compensation Committee to require recovery of certain incentive-based compensation pursuant to Rule 10D-1 of the Exchange Act and the applicable stock exchange rules. This mandatory compensation recovery policy was filed as an exhibit to our annual report on Form 10-K for the fiscal year ended February 2, 2024.

In addition (and not in lieu of the mandatory compensation recovery policy), we continue to maintain a discretionary compensation recovery policy pursuant to which we may require executive officers and other employees who receive incentive compensation to return cash and equity incentives if there is a required accounting restatement to correct an error in previously issued financial statements (upon which the incentive compensation was based). If we determine that recovery is appropriate, we will seek repayment of the difference between the incentive compensation paid and the incentive compensation that would have been paid, if any, based on the restated financial results. This policy also gives us discretion to recover cash and equity incentive compensation from any employee involved in fraud or intentional misconduct whether or not such conduct results in a

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restatement of our financial results. In cases of fraud or misconduct, we may seek recovery of short-term cash incentives and/or any equity compensation paid (and/or any subsequent gains realized from the sale of any underlying SAIC shares). We may seek to recover the applicable amount of compensation from incentive compensation paid or awarded, as a reduction from future payments of incentive compensation, or by cancellation of outstanding equity awards.
Post-Employment Benefits
We do not maintain a defined benefit or other supplemental retirement plan that would entitle our executive officers to receive company-funded payments if they leave the Company.
Upon certain terminations of employment, including death, disability, retirement or a change in control, our employees, including our NEOs, may be eligible for continued vesting of equity awards on the normal schedule or accelerated vesting in full or on a pro rata basis, depending on the nature of the event and the type of award. The purpose of these provisions is to protect previously earned or granted awards by making them available following the specified event. Because these termination provisions are contained in our standard award agreements for all recipients and relate to previously granted or earned awards, we do not consider these potential termination benefits as a separate item in compensation decisions for our NEOs. Our long-term incentive plans do not provide for additional benefits or tax gross-ups. For more information about potential post-employment benefits, see “Executive Compensation—Potential Payments upon Termination or a Change in Control” in this Proxy Statement.
Executive Severance and Change in Control Policy
We maintain an executive severance, change in control and retirement policy which specifies the compensation and benefits payable in connection with certain termination events for our executive officers in change in control, non-change in control, and retirement events as further described in this Proxy Statement under “Executive Compensation—Potential Payments upon Termination or a Change in Control.” We believe that this policy provides an important benefit to us by helping alleviate any concern the executive officers might have during a potential change in control of our Company and permitting them to focus their attention on our business. In addition, we believe that this policy is an important recruiting and retention tool, as many of the companies with which we compete for talent have similar arrangements in place for their senior management.
There are no excise tax gross-up provisions authorized by the policy. This policy renews for successive one-year terms each year, unless the Company provides notice to the eligible executive officers of either amendments to the policy or termination of the policy or has provided notice to an individual eligible executive officer that he or she is no longer eligible for the policy no later than November 1 of the term year. This annual term permits the Committee to review regularly the amount of benefits that would be provided to our executive officers in connection with certain termination events and to consider whether to continue providing those benefits.
Executive Transitions
Ms. Keene served as Chief Executive Officer and a member of the Board until October 2, 2023. She continued to provide transition services until her retirement effective February 2, 2024 (the "Effective Date"). Ms. Keene received the benefits as described in the "Executive Compensation—Potential Payments upon Termination or a Change in Control" section pursuant to the Severance Policy.
Ms. Townes-Whitley was appointed as CEO-elect, effective as of June 12, 2023, and was appointed to succeed Ms. Keene as Chief Executive Officer and as a member of the Board for an initial term beginning on the Effective Date. In connection with her appointment as Chief Executive Officer, Ms. Townes-Whitley received annual compensation for fiscal 2024 as described in the "Executive Compensation" section. As an employee director, Ms. Townes-Whitley did not serve on any standing committees of the Board and did not receive any additional compensation for her service as a member the Board.
Mr. Genter served as President, Defense and Civilian Sector and Mr. LaRouche served as President, National Security and Space Sector until February 2, 2024. They received benefits as described in the "Executive Compensation—Potential Payments upon Termination or a Change in Control" section pursuant to the Severance Policy.

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EXECUTIVE COMPENSATION
Human Resources and Compensation Committee Report
The Human Resources and Compensation Committee has reviewed and discussed with our management the Compensation Discussion and Analysis included in this Proxy Statement. Based upon this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Steven R. Shane (Chair)
Garth N. Graham
Timothy J. Mayopoulos
Donna S. Morea
James C. Reagan

EXECUTIVE COMPENSATION

Summary Compensation Table
The following table sets forth information regarding compensation earned by our NEOs. None of the NEOs have employment agreements with the Company. The compensation set forth below was earned for service to SAIC during fiscal 2024, and, if applicable, during fiscal 2023 and fiscal 2022. All compensation is disclosed, whether or not such amounts were paid in such year:

Name and principal position	Fiscal Year(1)	Salary ($)	Bonus ($)	Stock awards ($)(2)	Option awards ($)(2)	Non-equity incentive plan compensation ($)(3)	All other compensation ($)(4)	Total ($)
Toni Y. Townes-Whitley Chief Executive Officer	2024	578,077	—	7,175,963	—	3,232,320	3,958	10,990,318
Nazzic S. Keene Former Chief Executive Officer	2024	1,258,224	—	7,254,762	—	3,030,300	1,352,631	12,895,917
	2023	1,193,846	—	5,840,076	—	1,566,240	64,218	8,664,380
	2022	1,146,923	—	5,333,701	—	1,845,792	16,740	8,343,156
Prabu Natarajan Chief Financial Officer	2024	696,154	—	1,784,097	—	1,400,000	27,538	3,907,789
	2023	663,462	—	4,500,148	—	677,700	12,450	5,853,760
	2022	600,000	—	1,234,707	—	734,400	11,600	2,580,707
Robert S. Genter Former President, Defense and Civilian Sector	2024	705,224	—	1,784,097	—	1,212,120	2,134,050	5,835,491
	2023	671,154	—	4,500,148	—	677,700	32,710	5,881,712
	2022	642,308	—	1,234,707	—	795,600	17,688	2,690,303
Michael W. LaRouche Former President, National Security and Space Sector	2024	679,050	—	1,308,436	—	1,168,830	2,010,081	5,166,397
	2023	646,154	—	4,100,130	—	652,600	15,185	5,414,069
	2022	601,923	—	1,086,549	—	765,000	13,700	2,467,172
Michelle O'Hara Executive Vice President, Chief Human Resources Officer	2024	611,683	—	1,427,343	—	1,200,000	16,631	3,255,657
	2023	542,308	—	1,000,045	—	552,200	27,623	2,122,176

(1)    Compensation is provided only for fiscal years for which each individual qualified as a NEO.
(2)    These columns reflect the grant date fair value computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). The awards shown in the “Stock awards” column in the above table include RSUs and PSUs. Values for those PSUs are computed based on the target number of shares. If the maximum level of the performance conditions was achieved, the value of the fiscal 2024 PSUs included in the “Stock Awards” column would be as follows: Ms. Townes-Whitley, $9,271,754; Ms. Keene, $9,629,507; Mr. Natarajan,

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$2,368,144; Mr. Genter, $2,368,144; Mr. LaRouche, $1,736,734; and Ms. O'Hara, $1,894,515. Amount includes Ms. Townes-Whitley's one-time enhancement of $750,000 comprised of 60% PSUs and 40% RSUs per the terms of her new hire offer letter.
        For more information regarding our application of FASB ASC Topic 718, including the assumptions used in the calculations of these amounts, please refer to Note 8 of Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for fiscal 2024 filed with the SEC on March 20, 2024.
(3)    Amounts shown in this column represent the actual amounts paid to the NEOs under our cash incentive award program for performance in fiscal 2024. The threshold, target and maximum payouts are shown in the “Grants of Plan-Based Awards” table under the column headed “Estimated future payouts under non-equity incentive plan awards.”
(4)    Amounts shown in this column for fiscal 2024 include matching contributions made by the Company in the SAIC Retirement Plan on behalf of all of our NEOs with the exception of Ms. Townes-Whitley of $13,200. Amounts shown also include expenses related to the physical health program benefits during fiscal 2023 on behalf of our NEOs as follows: Ms. Townes-Whitley, $2,100; Ms. Keene, $4,498; Mr. Genter, $5,550; Mr. LaRouche, $2,100; and Ms. O'Hara, $2,100. Additionally, amounts shown reflect expenses related to security costs which include residential security, network security and dark web monitoring on behalf of our NEOs as follows: Ms. Townes-Whitley, $1,331; Ms. Keene, $35,029; Mr. Natarajan, $14,338; Mr. Genter, $2,479; Mr. LaRouche, $1,331; and Ms. O'Hara, $1,331. Amounts shown for Mr. LaRouche also include taxable relocation expenses of $4,048. Amounts shown for Ms. Townes-Whitley and Ms. Keene also include taxable transportation expenses of $528, and $4,228 respectively. Amounts shown for Ms. Keene include a lump sum transition payment and other cash benefits per the terms of her retirement in the amount of $1,294,807. Amounts shown for Mr. Genter and Mr. LaRouche's include total cash severance benefits per the terms of their separation from service on February 2, 2024 and the benefits provided under the Company's Executive Severance, Change in Control and Retirement Policy as follows: Mr. Genter, $2,112,822; and Mr. LaRouche, $1,989,403. Ms. Keene incurred a FICA tax obligation in the amount of $43,425 in connection with the vesting of outstanding RSUs. The Company paid the tax obligation on Ms. Keene’s behalf and Ms. Keene repaid the Company in full in fiscal 2024 via payroll deduction. This repayment approach through payroll deduction is the Company’s standard approach for any employee that has RSUs vest after the employee becomes Special Retirement Plan eligible. Additionally, Ms. Keene, Mr. Genter and Mr. LaRouche incurred and paid a FICA tax obligation in the amounts of $69,073, $122,150 and $113,099 respectively in connection with continued vesting of outstanding RSUs per the terms of Ms. Keene's retirement and Messrs. Genter's and LaRouche's separation under the Company's Executive Severance, Change in Control and Retirement Policy.

Grants of Plan-Based Awards
The annual cash incentive plan for fiscal 2024 is described in the CD&A. For services during fiscal 2024, the NEOs received two types of equity incentive plan awards: (1) restricted stock units, and (2) performance stock units, granted on April 7, 2023 and June 12, 2023. RSUs vest annually over three years. PSU vesting is subject to performance goals related to the three-year cumulative adjusted EBITDA and adjusted annual operating cash flow. Dividend equivalents on unvested RSUs and PSUs accumulate in cash and are paid when and if the underlying awards vest. The following table sets forth information regarding the cash and equity incentive awards made to our NEOs in fiscal 2024 pursuant to our Amended and Restated 2013 Equity Incentive Plan and 2023 Equity Incentive Plan.

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EXECUTIVE COMPENSATION

				Estimated future payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards(2)			All other stock awards; number of shares of stock or units (#)(3)	All other option awards; number of securities underlying options (#)	Exercise or base price of option awards ($/share)	Closing market price on the date of grant ($)	Grant date fair value of stock and option awards ($)(4)
Name	Award type	Grant date	Approval date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ms. Townes-Whtiley(5)	Cash	—	—	840,000	1,680,000	3,360,000	—	—	—	—	—	—	—	—
	PSU	06/12/2023	05/15/2023	—	—	—	18,016	36,032	72,064	—	—	—	—	4,635,877
	RSU	06/12/2023	05/15/2023	—	—	—	—	—	—	24,022	—	—	—	2,540,086
Ms. Keene	Cash	—	—	875,000	1,750,000	3,500,000	—	—	—	—	—	—	—	—
	PSU	04/07/2023	03/28/2023	—	—	—	16,967	33,933	67,886	—	—	—	—	4,814,753
	RSU	04/07/2023	03/28/2023	—	—	—	—	—	—	22,622	—	—	—	2,440,009
Mr. Natarajan	Cash	—	—	350,000	700,000	1,400,000	—	—	—	—	—	—	—	—
	PSU	04/07/2023	03/28/2023	—	—	—	4,173	8,345	16,690	—	—	—	—	1,184,072
	RSU	04/07/2023	03/28/2023	—	—	—	—	—	—	5,563	—	—	—	600,025
Mr. Genter	Cash	—	—	350,000	700,000	1,400,000	—	—	—	—	—	—	—	—
	PSU	04/07/2023	03/28/2023	—	—	—	4,173	8,345	16,690	—	—	—	—	1,184,072
	RSU	04/07/2023	03/28/2023	—	—	—	—	—	—	5,563	—	—	—	600,025
Mr. LaRouche	Cash	—	—	337,500	675,000	1,350,000	—	—	—	—	—	—	—	—
	PSU	04/07/2023	03/28/2023	—	—	—	3,060	6,120	12,240	—	—	—	—	868,367
	RSU	04/07/2023	03/28/2023	—	—	—	—	—	—	4,080	—	—	—	440,069
Ms. O'Hara	Cash	—	—	300,000	600,000	1,200,000	—	—	—	—	—	—	—	—
	PSU	04/07/2023	03/28/2023	—	—	—	3,338	6,676	13,352	—	—	—	—	947,258
	RSU	04/07/2023	03/28/2023	—	—	—	—	—	—	4,451	—	—	—	480,085
(1)    Amounts in these columns represent the threshold, target and maximum payout amounts of cash incentive awards with actual payouts based upon the achievement of pre-established levels of performance during fiscal 2024, as discussed in our CD&A in this Proxy Statement. The actual amounts that were paid to our NEOs with respect to fiscal 2024 are set forth in the table entitled “Summary Compensation Table” under the column headed “Non-equity incentive plan compensation.”
(2)    Amounts in these columns represent PSUs which are subject to performance goals related to the three-year cumulative adjusted EBITDA, three-year cumulative adjusted operating cash flow, and relative total shareholder return. Shares are issuable at the end of the three-year performance cycle provided that the predetermined goals have been satisfied, subject to the Human Resources and Compensation Committee’s discretion to decrease the number of shares that are ultimately issued at the end of the performance cycle. The grant date fair values of the PSUs based on the target number of shares are provided in the “Summary Compensation Table” under the column headed “Stock awards.”
(3)    Amounts in this column represent April 7, 2023 and June 12, 2023 grants of RSUs, which vest 33% on the first, second, and third year anniversaries of the date of grant.
(4)    Amounts represent the grant date fair value determined in accordance with FASB ASC Topic 718. These amounts do not reflect the value that may be actually realized by the recipient and do not reflect changes in our stock price after the date of grant. The values included for the performance stock units are based on the target number of shares.
(5)    Amounts include Ms. Townes-Whitley's one-time enhancement of $750,000 comprised of 60% PSUs and 40% RSUs per the terms of her new hire offer letter.

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Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information regarding outstanding options, RSUs and PSUs that were held by our NEOs at the end of fiscal 2024.

		Option awards(1)				Stock awards
Name	Grant Date	Number of securities underlying unexercised options (exercisable) (#)	Number of securities underlying unexercised options (unexercisable) (#)	Option exercise price ($)	Option expiration date	Number of shares of stock or units that have not vested (#)(2)	Market value of shares of stock or units that have not vested ($)(3)	Equity Incentive Plan awards; number of unearned shares, units or other rights that have not vested (#)(4)	Equity Incentive Plan awards; market or payout value of unearned shares, units or other rights that have not vested ($)(3)
Ms. Townes-Whitley	06/12/2023	—	—	—	—	24,022	3,099,078	72,064	9,296,976
Ms. Keene	04/07/2023	—	—	—	—	22,622	2,918,464	67,866	8,755,392
	04/01/2022	—	—	—	—	16,897	2,179,882	76,034	9,809,146
	04/02/2021	—	—	—	—	10,897	1,405,822	—	—
Mr. Natarajan	04/07/2023	—	—	—	—	5,563	717,683	16,690	2,153,177
	12/23/2022	—	—	—	—	27,393	3,533,971	—	—
	04/01/2022	—	—	—	—	4,341	560,032	19,530	2,519,565
	04/02/2021	—	—	—	—	2,523	325,492	—	—
Mr. Genter	04/07/2023	—	—	—	—	5,563	717,683	16,690	2,153,177
	12/23/2022	—	—	—	—	27,393	3,533,971	—	—
	04/01/2022	—	—	—	—	4,341	560,032	19,530	2,519,565
	04/02/2021	—	—	—	—	2,523	325,492	—	—
Mr. LaRouche	04/07/2023	—	—	—	—	4,080	526,361	12,240	1,579,082
	12/23/2022	—	—	—	—	27,393	3,533,971	—	—
	04/01/2022	—	—	—	—	3,183	410,639	14,322	1,847,681
	04/02/2021	—	—	—	—	2,220	286,402	—	—
Ms. O'Hara	04/07/2023	—	—	—	—	4,451	574,223	13,352	1,722,541
	04/01/2022	—	—	—	—	2,894	373,355	13,020	1,679,710
	04/02/2021	—	—	—	—	1,615	208,351	—	—
(1)    Information in these columns relates to options to purchase shares of common stock held by our NEOs at the end of fiscal 2024. All outstanding stock options have been exercised by Ms. Keene, Mr. Genter, Mr. LaRouche and Ms. O'Hara. Ms. Townes-Whitley and
Mr. Natarajan were not issued stock options.
(2)    Information in this column relates to RSUs held by our NEOs at the end of fiscal 2024. All RSUs except the RSUs granted effective December 23, 2022 vest over a three-year period in 33% installments at each anniversary of the grant date. For Ms. Keene the RSUs granted more than twelve months prior to February 2, 2024, the last business day of fiscal 2024, have vested under Special Retirement Plan eligibility as described in the "Potential Payments Upon Termination or Change of Control" section and are payable in accordance with the original vesting schedule. Accordingly, for Ms. Keene, RSUs granted prior to February 2, 2024, are vested, but are not yet payable. The RSUs granted effective December 23, 2022 will vest in full on December 23, 2024.
(3)    Based on $129.01 per share, the closing sales price of our common stock on the NYSE on February 2, 2024.
(4)    The number of performance stock units reflected in this column represent the PSUs awarded for the fiscal 2023-2025 and fiscal 2024-2026 performance cycles. The number of PSUs that can be earned has been disclosed in this column at a maximum payout based on performance through February 2, 2024. The PSUs are not settled until after the performance period when performance results are certified by the Human Resources Compensation Committee.

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Option Exercises and Stock Vested
The following table sets forth information regarding shares of common stock acquired by our NEOs during fiscal 2024 upon the exercise of stock options, the vesting of RSUs and the vesting of fiscal 2022-2024 PSUs.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)(2)	Value realized on vesting ($)(1)
Ms. Townes-Whitley	—	—	—	—
Ms. Keene	163,202	5,348,322	62,770	7,652,070
Mr. Natarajan	—	—	15,407	1,890,678
Mr. Genter	9,435	447,596	15,612	1,905,579
Mr. LaRouche	10,826	375,229	13,376	1,638,621
Ms. O'Hara	10,104	365,159	9,582	1,164,873
(1)    Value realized on exercise or vesting disclosed above is based on the closing price of our common stock on the NYSE on the exercise or vest date; however, the actual value realized by the NEO was determined using the closing price on the trading date immediately preceding the exercise or vest date in accordance with the fair market value definition in the Amended and Restated 2013 Equity Incentive Plan. For the earned fiscal 2022-2024 PSUs, the value is based on the closing price per share of our common stock on the NYSE on the vesting date of February 2, 2024 of $129.01.
(2)    Includes performance stock units earned in connection with the PSU for the fiscal 2022-2024 performance period and a portion of time-based RSUs granted during previous fiscal years.

Nonqualified Deferred Compensation
We provided benefits to our NEOs during fiscal 2024 under the nonqualified deferred compensation plans that are summarized below:
The SAIC 401(k) Excess Deferral Plan ("Excess Plan") was closed on December 31, 2014 and no further deferrals are allowed. The investment options in the Excess Plan are similar to those in the SAIC Retirement Plan (our 401(k) plan), but do not include the SAIC Stock Fund. Vested deferred balances under this plan will generally be paid following retirement or separation from service in the form of a lump sum payment or annual installments paid over a period of up to 10 years.
The SAIC Deferred Compensation Plan became effective January 1, 2015 and is a pre-tax savings plan that allows eligible participants to defer up to 80% of their salary and cash bonus compensation as well as director retainer and meeting fees. Effective January 31, 2016, the SAIC Stock Fund was discontinued as an investment option in the Deferred Compensation Plan. Deferrals into the Deferred Compensation Plan are not included as eligible compensation for the calculation of the company match in the SAIC Retirement Plan. If there is a loss of company match in the SAIC Retirement Plan because of a deferral into the Deferred Compensation Plan, the Company may, at its sole discretion, make up the difference in company matching contribution to the Deferred Compensation Plan. Participants elect to have deferred balances paid on a specific date while they are still employed or upon retirement or separation of service in the form of a lump sum payment or in annual installments over five, 10, or 15 years.
The SAIC Management Stock Compensation Plan is a long-term incentive plan that prior to September 27, 2013 awarded tax-deferred bonuses in the form of restricted stock units. Shares may be deposited to a rabbi trust to fund benefits for participants. Distributions under the Management Stock Compensation Plan are then made to participants in shares of common stock corresponding to the number of vested stock units held for the participant. Vested deferred balances under this plan will generally be paid upon retirement or separation from service. The Management Stock Compensation Plan was closed on September 27, 2013 and no further deferrals are allowed.
The following table sets forth information regarding deferrals under and aggregate earnings and withdrawals in fiscal 2024 through our nonqualified deferred compensation plans in which the NEOs participated. There were no company matching contributions made to the NEOs’ accounts under any of the plans in fiscal 2024.

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Name(1)	Plan	Executive contributions in fiscal 2024 ($)(2)	Aggregate earnings in fiscal 2024 ($)(3)	Aggregate withdrawals/ distributions in fiscal 2024	Aggregate balance at fiscal year-end ($)(4)
Mr. Natarajan	Deferred Compensation Plan	240,886	28,422	—	381,134
Mr. Genter	Excess Plan	—	2,359	—	24,116
	Deferred Compensation Plan	20,331	11,915	—	234,391
Mr. LaRouche	Deferred Compensation Plan	115,175	95,796	—	1,003,067
Ms. O'Hara	Management Stock Compensation Plan	—	62,807	—	308,353
(1)    Ms. Townes-Whitley and Ms. Keene are not included in this table because they have not participated in any nonqualified deferred compensation plans.
(2)    Amounts in this column include salary deferrals in fiscal 2024 and annual incentive bonus paid in fiscal 2024 for fiscal 2023 performance. For Mr. Natarajan, $139,231 and Mr. LaRouche, $56,441 of this amount is reported as fiscal 2024 compensation in the Summary Compensation Table.
(3)    With respect to the Excess Plan and the Deferred Compensation Plan, amounts in this column represent aggregate returns on the investments elected by participants from the diverse investment options available to participants under the plans. Participants may change their investment elections at any time. The returns on the investment options available to eligible participants during fiscal 2024 ranged from 3.68% to 28.18%. The amounts in this column are not included in the Summary Compensation Table.
(4)    Amounts in this column represent the value of the holders’ accounts at the end of fiscal 2024, which includes the following amounts reported in the Summary Compensation Table for the amounts contributed by the plan holder for the prior year: Mr. Natarajan, $101,655; Mr. Genter, $20,331; and Mr. LaRouche, $58,734.

Potential Payments upon Termination or a Change in Control
We have an Executive Severance, Change in Control and Retirement Policy (“Severance Policy”) that applies to designated eligible officers, including all of our active NEOs, which became effective as of September 5, 2023 and which provides certain benefits to the active NEOs upon their termination of employment under the circumstances described below, including in connection with a change in control or retirement. In addition, our Amended and Restated 2013 Equity Incentive Plan (“2013 Plan”) and the award agreements thereunder, as well as the 2023 Equity Incentive Plan (“2023 Plan”) provide for accelerated vesting and exercisability of equity awards under the circumstances described below, including in connection with a change in control (or in the case of the 2023 Plan, upon certain terminations in connection with a change in control.
Severance Policy. Severance benefits under the Severance Policy are conditioned on the NEO signing and not revoking a general waiver and release and signing and complying with a two-year non-compete agreement.
Under the Severance Policy, if within 90 days preceding or 21 months following a change in control an active NEO is involuntarily terminated by the Company for any reason other than for cause, death, or disability or resigns for good reason, he or she will be entitled to receive a lump sum cash payment equal to two times (or three times in the case of our chief executive officer) the sum of (i) the executive officer’s then current annual base salary and (ii) the target annual incentive bonus for the fiscal year in which the termination occurs. If the executive officer’s annual base salary was higher during the 90-day period prior to the change in control, that higher amount will be used to determine the amount of the lump sum cash payment to which the executive officer is entitled. The executive officer is also entitled to receive a cash payment in an amount equal to 24 months (or 36 months in the case of our chief executive officer) of the monthly COBRA premium for continued group medical coverage for the executive officer and his or her eligible dependents, outplacement services for a period of 12 months and up to a maximum of $25,000, and a lump sum cash payment equal to a pro-rata portion of the executive's annual bonus opportunity for the bonus cycle in which the termination occurs to be paid per the Company's usual payment schedule at the percentage payable per the Company's fiscal year annual financial goal attainment. For a change of control related termination, the NEO's previously granted equity awards will be governed by the terms of the 2013 Plan or 2023 Plan, as applicable.
Under the terms of the Severance Policy, if, other than during the period before or after a change in control as described above, an active NEO is involuntarily terminated by the Company for any reason other than for cause, death or disability, he or she will be entitled to receive a cash payment equal to 1.5 times (or two times in the case of our chief executive officer) the sum of (i) the executive officer’s then current annual base salary and (ii) the average of the most recent three actual annual cash bonuses paid (or the average of all of the actual annual cash bonuses paid if the executive officer has not been employed by us for at least three annual bonus cycles). The executive will continue to vest in all previously granted awards under the 2013 Plan or 2023 Plan per the original terms of the award, but without any minimum holding period requirements and without any proration of the award. The executive officer is also entitled to receive a cash payment in an amount equal to 18 months (or 24 months in the case of our chief executive officer) of the monthly COBRA premium for continued group medical coverage for the executive

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officer and his or her eligible dependents, outplacement services for a period of 12 months and up to a maximum of $25,000, and a lump sum cash payment equal to a pro-rata portion of the executive's annual bonus opportunity for the bonus cycle in which the executive's termination occurs to be paid per the Company's usual payment schedule at the percentage payable per the Company's fiscal year annual financial performance goal attainment.
Under the terms of the Severance Policy, if an active NEO intends to retire and provides the Company with at least six months advanced written notice of their termination and agrees to sign a two-year non-compete agreement, he or she will be entitled to receive a cash payment in an amount equal to 18 months (or 24 months in the case of our chief executive officer) of the monthly COBRA premium for continued group medical coverage for the executive officer and his or her eligible dependents and a pro-rata portion of the executive's annual bonus opportunity for the bonus cycle in which the executive's retirement occurs to be paid per the Company's usual payment schedule at the percentage payable per the Company's fiscal year annual financial performance goal attainment. The executive will continue to vest in all previously granted awards under the 2013 Plan or 2023 Plan per the original terms of the award, but without any minimum holding period requirements and without any proration of the award.
The Severance Policy generally defines a termination for “cause” if the termination is on account of the officer’s (i) conviction, or entering a plea of no contest, committing an act of fraud, embezzlement, theft or other felony, (ii) willful engagement in illegal conduct or gross misconduct that is significantly injurious to the Company, or (iii) failure to perform employment duties in a reasonably satisfactory manner after notice from the Company and, if the failure is capable of being cured, a 30-day opportunity to cure the failure. A resignation is generally defined to be for “good reason” if it is due to (i) a material adverse change in authority, duties or responsibilities (including if following a change of control the executive officer is no longer an executive), (ii) a material reduction in base salary or target bonus, or (iii) a relocation of the individual’s principal place of employment of more than 50 miles, and the Company has failed to remedy the event or condition after receiving notice of the same. The Severance Policy defines a “change in control” in the same manner as the term is defined in our 2023 Plan, as described below.
The Severance Policy provides that in the event that Internal Revenue Code Section 280G excise taxes may be payable by an executive, the executive will either receive payment in full, or have their payments cut-back to the largest amount which will avoid excise taxes, depending on which option results in receipt of the greatest amount of severance benefits by the executive on an after-tax basis.
Equity Awards Under the 2013 Plan. Under our 2013 Equity Incentive Plan, the vesting of stock option and RSU awards will accelerate in full if the successor entity in a change in control does not assume or replace outstanding awards or, if such awards are assumed or replaced, and the award recipient’s employment ends within 18 months after the change in control due to termination without cause or resignation for good reason. The award agreements for PSUs issued under our 2013 Plan provide that if a change in control occurs before the end of a performance period, the performance period will be terminated and an award recipient will be entitled to receive, immediately prior to the change in control, a number of shares equal to the number determined by the committee to have been earned for each fiscal year in the performance period completed before the change in control, plus a pro rata portion of the shares determined by the committee to have been earned during the year in which the change in control occurred.
The 2013 Plan generally defines a “change in control” as (i) a merger or consolidation in which the Company is not the surviving corporation, (ii) a merger in which the Company is the surviving corporation but after which the Company’s pre-merger shareholders no longer own their Company shares, (iii) a sale of substantially all of the Company’s assets, or (iv) the acquisition, sale or transfer of more than 50% of the Company’s outstanding shares by tender offer or similar transaction. “Cause” for termination is generally defined in the 2013 Plan as employment-related dishonesty, fraud or misconduct likely to cause significant injury to the Company or its personnel, and “good reason” is defined in a manner similar to that under the Severance Policy.
Other than in the context of a change in control, RSU awards and option awards will vest in full immediately if employment ends due to death or disability, and, under those circumstances, options will remain exercisable for a period of time, which under the 2013 Plan is until the expiration date of the option award. Our PSU agreements provide that if employment ends due to death, an award recipient’s estate will be entitled to promptly receive a number of shares determined in the same manner as if a change in control had occurred on the date of death. If employment ends due to disability, a pro rata portion (based on the portion of the performance period completed prior to the employment termination) of the performance stock units determined to have been earned at the end of the three-year performance period will be paid out after the end of the performance period.
Under our Special Retirement Plan eligibility, employees who retire, including our NEOs, may continue vesting in their stock option awards if they have held those options for at least 12 months prior to retirement and they retire (i) after age 59 1/2 with at least ten years of service or (ii) after age 59 1/2 when age at termination plus years of service equals at least 70. Our executive officers who retire after reaching the applicable mandatory retirement age, however, will be allowed to continue to vest in their option awards without regard to the 12 month holding requirement. Under the same conditions, executive officers may continue vesting in their RSU awards, and may receive the same pro rata payout of PSUs as applies in the event of a termination due to disability. We have the right to terminate continued vesting if a retiree violates confidentiality, non-solicitation or similar obligations to us.

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In any other termination scenario involving an equity award recipient, including a NEO, the 2013 Plan provides that all unvested RSUs, options and PSUs are forfeited. Under these circumstances, vested options remain exercisable for 90 days or until the option expiration date, if earlier. However, as noted above, the Severance policy allows designated eligible officers, including all of our active NEOs, to continue vesting in their equity awards if the executive officer is involuntarily terminated without cause or as a result of their retirement.
Equity Awards Under the 2023 Plan. Under our 2023 Equity Incentive Plan, upon the occurrence of an award recipient’s termination by the Company for any reason (other than cause, death, or disability) or upon the recipient’s resignation for good reason, in each case, within 18 months of a change in control, any outstanding awards that are subject to a time-based vesting condition will accelerate and vest in full. Similarly, the 2023 Plan provides that if a change in control occurs before the end of a performance period, the performance period will be terminated and an award recipient will be entitled to receive, immediately prior to the change in control, a number of shares equal to the number determined by the committee to have been earned for each fiscal year in the performance period completed before the change in control, plus a pro rata portion of the shares determined by the committee to have been earned during the fiscal year in which the change in control occurred.
The 2023 Plan generally defines a “change in control” as (i) a merger or consolidation in which the Company is not the surviving corporation, (ii) a merger in which the Company is the surviving corporation but after which the Company’s pre-merger shareholders no longer own their Company shares, (iii) a sale of substantially all of the Company’s assets, or (iv) the acquisition, sale or transfer of more than 50% of the Company’s outstanding shares by tender offer or similar transaction. “Cause” for termination is generally defined in the 2023 Plan as employment-related dishonesty, fraud, misconduct or disclosure or misuse of confidential information that is likely to cause significant injury to the Company or its personnel, and “good reason” is defined in a manner similar to that under the Severance Policy.
Other than in the context of a change in control, RSU awards will vest in full immediately if employment ends due to death or disability. Our PSU agreements provide that if employment ends due to death, an award recipient’s estate will be entitled to promptly receive a number of shares determined in the same manner as if a change in control had occurred on the date of death. If employment ends due to disability, a pro rata portion (based on the portion of the performance period completed prior to the employment termination) of the performance stock units determined to have been earned at the end of the three-year performance period will be paid out after the end of the performance period.
Under our Special Retirement Plan eligibility, employees who retire, including our NEOs, may continue vesting in their RSU awards if they have held those RSUs for at least 12 months prior to retirement and they retire (i) after age 59 1/2 with at least ten years of service or (ii) after age 59 1/2 when age at termination plus years of service equals at least 70. Under the same conditions, executive officers may receive the same pro rata payout of PSUs as applies in the event of a termination due to disability. We have the right to terminate continued vesting if a retiree violates confidentiality, non-solicitation or similar obligations to us. M Alternatively, as noted above, the Severance Policy allows designated eligible officers, including all of our active NEOs, to continue vesting in their equity awards if the executive officer is involuntarily terminated without cause or as a result of their retirement.
In any other termination scenario involving an equity award recipient, including a NEO, the 2023 Plan provides that all unvested RSUs and PSUs are forfeited.
Other Separation Agreements. In connection with the retirement of Ms. Keene from the Company, Ms. Keene and the Company entered into a transition agreement that entitles Ms. Keene to receive: (i) a lump-sum transition payment of $1,250,000, subject to the achievement of a successful transition of Ms. Keene responsibilities and provided Ms. Keene continues to be employed by the Company through the Retirement Date, to be paid by March 15, 2024; (ii) annual short-term incentive cash bonus for the fiscal year 2024 to be calculated and paid in the normal course based on the Company’s fiscal 2024 annual bonus financial performance score; (iii) a cash payment of $44,807 equal to 24 months of the monthly COBRA premium for continued group medical coverage for the executive officer; and (iv) continue vesting in all previously granted awards under the 2013 Plan per the original terms of the award, but without any minimum holding period requirements and without any proration of the award.
In connection with the separation of Mr. Genter and Mr. LaRouche from the Company, Messrs. Genter and LaRouche and the Company entered into a separation agreement that entitles Mr. Genter and Mr. LaRouche to receive: (i) a Cash payment of $2,053,792 and $1,937,490 which is equal to 1.5 multiplied by the sum of Mr. Genter's and Mr. LaRouche base salary and three-year average bonus payments, payable on the 60th day following the termination; (ii) a cash payment of $34,030 and $26,913, which is equal to 18 months of the monthly COBRA premium for continued group medical coverage for the executive officers; (iii) cash payment of $25,000 for outplacement services covering a period of 12 months; (iv) continue vesting in all previously granted awards under the 2013 Plan per the original terms of the award, but without any minimum holding period requirements and without any proration of the award; and (v) a cash payment equal to Messrs. Genter's and LaRouche's annual bonus opportunity for the bonus cycle in which the termination occurred, to be paid per the Company's usual payment schedule and at the percentage payable per the Company's fiscal year annual bonus financial performance scores.

Science Applications International Corporation
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EXECUTIVE COMPENSATION
Estimated Termination and Change in Control Payments and Benefits. The following table sets forth our estimates of the payments and benefits to be made to our NEOs under various termination and change in control scenarios. In calculating the amounts set forth in the table, we have assumed that (i) the date of termination was February 2, 2024, the last business day of fiscal 2024, (ii) the date of any related change in control was the same date, and (iii) the price of our common stock was $129.01 per share, the closing market price of our common stock on the NYSE on February 2, 2024. The table does not reflect payments and benefits that are provided on a non-discriminatory basis to salaried employees generally upon termination, nor does it reflect amounts attributable to equity-based awards that were already vested, or distributions of plan balances under our nonqualified deferred compensation plan. Ms. Keene, Mr. Genter, and Mr. LaRouche are not included in the table as a result of their separations from the Company. The severance payments and benefits received by Ms. Keene, Mr. Genter, and Mr. LaRouche are described above under the "Other Separation Agreements" section.

Name	Without Cause Termination (not in connection with a Change in Control) ($)	Without Cause or With Good Reason Termination (in connection with a Change in Control)(1) ($)	Retirement ($)	Death ($)	Disability ($)
Ms. Townes-Whitley
Bonus(2)	1,680,000	1,680,000	1,680,000	—	—
Severance(3)	5,760,000	8,640,000	—	—	—
Medical coverage continuation(4)	35,885	53,827	35,885	—	—
Outplacement services(5)	25,000	25,000	—	—	—
Restricted stock units(7)	3,116,855	3,116,855	3,116,855	3,116,855	3,116,855
Performance stock units(8)	1,576,160	1,576,160	1,576,160	1,576,160	526,437
Applicable cut back(9)	—	—	—	—	—
Total	12,193,900	15,091,842	6,408,900	4,693,015	3,643,292
Mr. Natarajan
Bonus(2)	700,000	700,000	700,000	—	—
Severance(3)	2,109,075	2,800,000	—	—	—
Medical coverage continuation(4)	49,624	66,166	49,624	—	—
Outplacement services(5)	25,000	25,000	—	—	—
Restricted stock units(7)	5,205,407	5,205,407	5,205,407	5,205,407	5,205,407
Performance stock units(8)	1,233,272	1,233,272	1,233,272	1,233,272	700,007
Applicable cut back(9)	—	—	—	—	—
Total	9,322,378	10,029,845	7,188,303	6,438,679	5,905,414
Ms. O'Hara
Bonus(2)	600,000	600,000	600,000	—	—
Severance(3)	1,673,143	2,400,000	—	—	—
Medical coverage continuation(4)	39,929	53,238	39,929	—	—
Outplacement services(5)	25,000	25,000	—	—	—
Restricted stock units(7)	1,174,939	1,174,939	1,174,939	1,174,939	1,174,939
Performance stock units(8)	871,265	871,265	871,265	871,265	483,065
Applicable cut back(9)	—	—	—	—	—
Total	4,384,276	5,124,442	2,686,133	2,046,204	1,658,004
(1)    The change in control consequences for PSUs are the same whether or not a qualifying termination (involuntary termination without cause or resignation for good reason) occurs in connection with the change in control. With respect to option and RSU awards, the 2013 Plan also provides for accelerated vesting and exercisability of the awards if the successor corporation does not assume or replace the awards in connection with the change in control.
(2)    In the case of termination involuntarily without cause, in connection with a change in control, or due to retirement, the NEOs receive a pro rata portion of their target bonus. Because the assumed termination date of February 2, 2024 is the last day of the fiscal year, this column reflects the target bonus amounts of the date of termination.
(3)     In the case of a qualifying termination not in connection with a change in control, severance amounts represent a single lump sum payment equal to two times for Ms. Townes-Whitley and 1.5 times for all other NEOs the sum of (a) the NEO's fiscal 2024 base salary and (b) the average of the annual bonuses paid for fiscal 2023, 2022 and 2021 (or such shorter period, where applicable). In the case of a qualifying termination in connection with a change in control, severance amounts represent a single lump sum payment equal to three times for Ms. Townes-Whitley and two times for all other NEOs of the sum of (a) the NEO's fiscal 2024 base salary and (b) his or her target annual bonus for fiscal 2024.

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(4)    In the case of a qualifying termination not in connection with a change in control, these amounts represent a lump sum cash payment of COBRA benefits for 24 months for Ms. Townes-Whitley and 18 months for all other NEOs. In the case of a qualifying termination in connection with a change in control, these amounts represent a lump sum cash payment of COBRA benefits for 36 months for
Ms. Townes-Whitley and 24 months for all other NEOs. This payment is made without regard to whether the NEO is participating in the Company's medical coverage post-termination.
(5)    These amounts represent the maximum value to the NEO of outplacement counseling services to be provided for 12 months following a qualifying termination.
(6)    These amounts represent the value of RSUs issued under the 2013 Plan or 2023 Plan, as applicable, that were held by the NEO at the end of fiscal 2024 and whose vesting and payment was accelerated in connection with a change in control, involuntary termination without cause, retirement, or termination due to death or disability. The value was calculated by multiplying the number of RSUs whose vesting or payment was accelerated by the closing market price per share of our common stock on the NYSE on February 2, 2024, and includes accrued dividend equivalents as of February 2, 2024. For more information regarding the number of unvested or unpaid RSUs held by each of the NEOs, see the table under the caption "Outstanding Equity Awards at Fiscal Year-End."
(7)    These amounts represent the value of shares underlying outstanding PSUs issued under the 2013 Plan or 2023 Plan that were held by the NEO at the end of fiscal 2024 and whose vesting was accelerated in connection with a change in control, involuntary termination without cause, retirement, termination due to disability, or termination due to death. For PSUs in this table, the value was calculated by multiplying the number of performance stock units whose vesting was accelerated by the closing market price per share of our common stock on the NYSE on February 2, 2024, and includes accrued dividend equivalents as of February 2, 2024. For an involuntary termination without cause or retirement under the Severance Policy, the performance stock units earned are determined at the end of the three-year performance period and are paid at the end of that performance period. In this table, PSUs payable as a result of involuntary termination without cause or retirement under the Severance Policy, are assumed earned at 100% of target for fiscal 2025 and fiscal 2026, respectively. For a termination following a change of control or death, the number of performance stock units awards earned whose vesting was accelerated was determined based on the sum of: (i) the actual number of shares earned by each NEO for the part of the award allocated to our annual operating cash flow performance goals for fiscal 2023 and 2024, and (ii) either (a) for the fiscal 2023 grant, one-third of the shares allocated to the three-year cumulative adjusted EBITDA performance goal assuming results of approximately 100% of target, or (b) for the fiscal 2024 grant, one-third of the shares allocated to the three-year cumulative adjusted EBITDA performance goal assuming results of approximately 100% of target, each for the portion of the performance period prior to the termination of employment. For a termination due to disability, a pro rata portion (based on the portion of the performance period completed prior to the employment termination) of the performance stock units determined to have been earned at the end of the three-year performance period will be paid out after the end of the performance period. In this table PSUs payable as a result of disability, are assumed paid at 100.0% of target for fiscal 2025 and fiscal 2026, respectively. Note that PSUs from fiscal 2022 are not included in this table since they are deemed to be earned as of February 2, 2024.
(8)    Under the Severance Policy, executives either receive (a) payment in full, or (b) have their payments cutback to avoid excise taxes payable pursuant to Sections 280G and 4999 of the Internal Revenue Code, depending on which option results in receipt of the greatest amount of severance benefits by the executive on an after-tax basis. The amount reported under this item is the amount by which NEO's payment would be reduced if necessary to avoid paying excise taxes.

Science Applications International Corporation
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EXECUTIVE COMPENSATION
CEO Pay Ratio
We are providing the following information about the relationship of the annual median total compensation of our employees and the annual total compensation of Toni Townes-Whitley, our Chief Executive Officer (“CEO”) at the end of fiscal 2024.
We have determined that we could use the same median employee that we identified on December 31, 2022, as permitted by SEC rules. There has been no change in either our employee population or our employee compensation arrangements that we believe would significantly impact our 2024 pay ratio disclosure. Similarly, there has been no change in our median employee’s circumstances that we reasonably believe would result in a significant change to our 2024 pay ratio disclosure. We identified the median employee as follows:
•We collected data for all employees globally (excluding the CEO), including part-time and full-time, permanent, temporary and seasonal employees, and excluding independent contractors.
•We used base pay as our consistently applied compensation measure.
•We identified employees within a narrow range of the estimated median and then employed statistical sampling to select the median employee from within that range.
We then determined our median employee’s total compensation, including any perquisites and other benefits, in the same manner that we determine the total compensation of our NEOs for purposes of the Summary Compensation Table disclosed above. The median employee's total compensation in fiscal 2024 was comprised of base salary, bonus and 401(k) plan contributions.
Based on the above calculations, for fiscal 2024, our last completed fiscal year:
•the annual total compensation of the median employee was $112,098; and
•the total compensation of our CEO was $10,990,318
Therefore, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was 98:1. Our pay ratio estimate has been calculated in a manner consistent with item 401(u) of Regulation S-K.

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Pay Versus Performance
The following table and supporting graphics below set out information about the relationship between executive compensation actually paid and the Company's financial performance for the four fiscal years ended February 2, 2024 in satisfaction of Item 402(v) of Regulation S-K.
The below table presents compensation actually paid ("CAP") to our principal executive officers ("PEOs") and (on average) to our other NEOs ("non-PEOs") during the specified fiscal years alongside summary compensation table ("SCT") totals, total shareholder return (for the Company and a peer group), net income and the Company selected measure of revenue. The Company selected this measure as the most important measure used in the last fiscal year to link CAP to our executives and our performance. This measure is a key metric in the short-term incentive plan for our executives, representing 33% of the target opportunity as found on page 39.

Year(1)	Summary Compensation Table Total for First PEO (Keene) ($)	Compensation Actually Paid to First PEO (Keene)(2)(3)(4) ($)	Summary Compensation Table Total for Second PEO (Townes-Whitley) ($)	Compensation Actually Paid to Second PEO (Townes-Whitley)(2)(3)(4) ($)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs(2)(3)(4) ($)	Total Shareholder Return(5)	Peer Group Total Shareholder Return(5)	Net Income ($ in millions)(6)	Revenue ($ in millions)(7)
2024	12,895,917	18,951,966	10,990,318	13,473,423	4,541,334	6,387,422	156.53	153.18	477	7,444
2023	8,664,380	13,290,774	—	—	4,681,658	5,523,501	124.66	119.29	303	7,704
2022	8,343,156	6,384,092	—	—	2,563,133	2,239,947	95.92	121.59	279	7,394
2021	6,936,702	9,060,542	—	—	1,945,432	2,322,465	111.36	106.52	211	7,056

(1)    Our PEO and Non-PEO NEOs included in the above compensation columns reflect the following:

Year	PEOs	Non-PEO NEOs
2024	Nazzic S. Keene; Toni Y. Townes-Whitley	Prabu Natarajan, Robert S. Genter, Michael W. LaRouche, Michelle O’Hara
2023	Nazzic S. Keene	Prabu Natarajan, Robert S. Genter, Michael W. LaRouche, Michelle O’Hara, Steven G. Mahon
2022	Nazzic S. Keene	Prabu Natarajan, Robert S. Genter, Michael W. LaRouche, Steven G. Mahon
2021	Nazzic S. Keene	Prabu Natarajan, Charles A. Mathis, Robert S. Genter, Michael W. LaRouche, Steven G. Mahon
(2)    In accordance with Item 402(v) requirements, the fair value of unvested an outstanding equity awards included in the CAP columns were remeasured as of the end of each fiscal year, and as of each vesting date, during the years displayed in the table above. Fair values as of each measurement date were determined using valuation assumptions and methodologies that are consistent with those used to estimate fair value in accordance with ASC Topic 718. The fair value of unvested and vested RSU awards is based on the Company’s closing stock price. The fair value for PSUs (excluding PSUs with rTSR modifiers) reflects the probable outcome of the applicable performance conditions at the time of measurement. The fair value for unvested PSUs with rTSR modifiers is estimated using a Monte Carlo simulation model as of the applicable date of measurement, or in the case of vesting, the Company’s closing stock price adjusted by the actual number of shares to be issued. The fair value for stock options is based upon a lattice model and include assumptions for expected life, volatility, dividend yield and risk-free interest rate.
(3)    For the portion of CAP that is based on year-end stock prices, the following prices were used for 2024: $129.01, for 2023: $104.08, for 2022: $81.32, for 2021: $96.03, and for 2020: $87.77.
(4)    The dollar amounts reported represent the amount of CAP as computed in accordance with Item 402(v) of SEC Regulation S-K. A reconciliation of Total Compensation from the Summary Compensation Table (SCT) to CAP to the PEO and our Non-PEO NEOs (as an average) is shown below:

Science Applications International Corporation
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EXECUTIVE COMPENSATION

	First PEO (Keene)
Adjustments	2024	2023	2022	2021
Total Compensation from SCT	$12,895,917	$8,664,380	$8,343,156	$6,936,702
Adjustments for stock and option awards:
(Subtraction): SCT Amounts	(7,254,762)	(5,840,076)	(5,333,701)	(4,200,061)
Addition: Fair value at year-end of awards granted during the covered fiscal year that are outstanding and unvested at year-end	6,128,313	7,124,332	5,194,332	5,837,530
Addition (Subtraction): Year-over-year change in fair value of awards granted in any prior fiscal year that are outstanding and unvested at year end	1,734,628	1,852,379	(1,238,005)	593,158
Addition: Vesting date fair value of awards granted and vesting during such year	2,918,464	—	—	—
Addition (Subtraction): Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which vesting conditions were satisfied during such year	2,283,842	1,286,527	(762,622)	(226,955)
Addition: Dividends or other earnings paid on stock or option awards in the covered year prior to vesting if not otherwise included in the total compensation for the covered year	245,564	203,232	180,932	120,168
Compensation Actually Paid (as calculated)	$18,951,966	$13,290,774	$6,384,092	$9,060,542

	Second PEO (Townes-Whitley)
Adjustments	2024	2023	2022	2021
Total Compensation from SCT	$10,990,318	$—	$—	$—
Adjustments for stock and option awards:
(Subtraction): SCT Amounts	(7,175,963)	—	—	—
Addition: Fair value at year-end of awards granted during the covered fiscal year that are outstanding and unvested at year-end	9,606,473	—	—	—
Addition (Subtraction): Year-over-year change in fair value of awards granted in any prior fiscal year that are outstanding and unvested at year end	—	—	—	—
Addition: Vesting date fair value of awards granted and vesting during such year	—	—	—	—
Addition (Subtraction): Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which vesting conditions were satisfied during such year	—	—	—	—
Addition: Dividends or other earnings paid on stock or option awards in the covered year prior to vesting if not otherwise included in the total compensation for the covered year	52,595	—	—	—
Compensation Actually Paid (as calculated)	$13,473,423	$—	$—	$—

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	Average of Other NEOs
Adjustments	2024	2023	2022	2021
Total Compensation from SCT	$4,541,334	$4,681,658	$2,563,133	$1,945,432
Adjustments for stock and option awards:
(Subtraction): SCT Amounts	(1,575,993)	(3,040,104)	(1,160,628)	(990,070)
Addition: Fair value at year-end of awards granted during the covered fiscal year that are outstanding and unvested at year-end	1,654,263	3,223,412	1,130,294	1,295,882
Addition (Subtraction): Year-over-year change in fair value of awards granted in any prior fiscal year that are outstanding and unvested at year end	620,349	379,538	(211,064)	105,297
Addition: Vesting date fair value of awards granted and vesting during such year	311,011	—	—	—
Addition (Subtraction): Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which vesting conditions were satisfied during such year	752,594	237,325	(117,602)	(56,875)
Addition: Dividends or other earnings paid on stock or option awards in the covered year prior to vesting if not otherwise included in the total compensation for the covered year	83,864	41,672	35,814	22,799
Compensation Actually Paid (as calculated)	$6,387,422	$5,523,501	$2,239,947	$2,322,465

(5)    Peer Group TSR reflects the Company’s selected peer group, the Dow Jones US Computer Services Index, as reflected in our Annual Report on the Form 10-K pursuant to Item 201(e) of Regulation S-K for the fiscal year ended February 2, 2024. The Company and peer group TSR for each year reflects what the cumulative value of $100 would be, including the reinvestment of dividends, if such amount were invested on January 31, 2020 (the last day of fiscal 2020) through and including the end of the fiscal year for each year reported in the table.
(6)    Net income is as listed in the Company’s financial statements in accordance with U.S. GAAP.
(7)    Revenue is the financial measure from the tabular list of 2024 Most Important Measures shown below which, in the Company’s assessment, represents the most important performance measure used to link CAP to our PEO and Non-PEO NEOs to the Company’s performance for fiscal 2024. Revenue is as listed in the Company’s financial statements in accordance with U.S. GAAP.
Tabular List of Important Financial Performance Measures
The following table lists the most important financial performance measures we used to link CAP to our executives to Company performance for the most recently completed fiscal year. These measures are utilized in our short-term and long-term incentive plans, aligned with our pay for performance philosophy. For further information regarding these performance metrics in our incentive programs, please see the "Compensation Discussion and Analysis" beginning on page 32.

Most Important Measures (Unranked)
Revenue
Adjusted EBITDA(1)
Adjusted Operating Cash Flow(1)

(1)    Adjusted EBITDA and adjusted operating cash flow are non-GAAP measures. See the Appendix to this Proxy Statement for a reconciliation as to how each adjusted non-GAAP performance measure for the performance stock units is calculated as compared to the most closely comparable GAAP measure.
Relationship between Pay and Performance
The following charts present a graphical comparison of CAP and performance figures that are included in the pay versus performance tabular disclosure above. In addition, the first graph below presents the relationship between the Company’s TSR and that of the selected peer group, the Dow Jones US Computer Services Index. As noted above, CAP for purposes of the tabular disclosures and the following charts were calculated in accordance with SEC rules and do not fully represent the actual final amount of compensation earned by or actually paid to our PEO and NEOs during the applicable fiscal years.

Science Applications International Corporation
2024 Proxy Statement | 58

EXECUTIVE COMPENSATION
Compensation Actually Paid and Company/Peer Group Total Shareholder Return

Compensation Actually Paid and Net Income

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EXECUTIVE COMPENSATION
Compensation Actually Paid and Revenue

Science Applications International Corporation
2024 Proxy Statement | 60

PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee believes that the appointment of Ernst & Young LLP ("EY") is in the best interests of the company and its stockholders, and proposes and recommends that the stockholders ratify the Audit Committee’s appointment of EY as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending January 31, 2025. Representatives of EY will be present at the virtual annual meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.
Stockholders are not required to ratify the appointment of EY as our independent registered public accounting firm. However, we are submitting the appointment for ratification as a matter of good corporate practice. If stockholders fail to ratify the appointment, the Audit Committee will consider whether or not to retain EY. Even if the appointment is ratified, the Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that a change in accounting firms would be in our stockholders’ best interests.

Vote Required
The affirmative vote of the holders of a majority of the voting power of common stock present or represented and entitled to vote on Proposal 3 either in person or by proxy is required to approve the proposal. Abstentions have the effect of a vote against the proposal, and broker “non-votes” have no effect on the outcome of the proposal. Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. In the absence of specific instructions, properly executed, timely received and unrevoked proxies will be voted “FOR” the proposal.

Recommendation of the Board
The Board unanimously recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2025.

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AUDIT MATTERS
AUDIT MATTERS

Audit Committee Report
The Audit Committee of the Board is responsible for assisting the Board in fulfilling its oversight responsibilities over the company’s accounting, auditing and financial reporting processes, internal controls, and for monitoring compliance with certain regulatory and legal requirements. The responsibilities of the Audit Committee are described in a written charter that has been reviewed and approved by the Board. The current Audit Committee charter is available on the company’s investor relations website at investors.saic.com by clicking on the link entitled “Corporate Governance.” A summary of the provisions of the Audit Committee charter, including the responsibilities of the Audit Committee, is set forth in this Proxy Statement under "Corporate Governance – Audit Committee," beginning on page 20.
Management is responsible for preparing the company’s financial statements and for the financial reporting process, including evaluating the effectiveness of the company’s disclosure controls and procedures and internal control over financial reporting.
EY, the company’s independent registered public accounting firm for fiscal 2024, is responsible for performing an independent audit of the company’s annual consolidated financial statements and expressing an opinion on the conformity of the financial statements with accounting principles generally accepted in the United States of America, and on the effectiveness of the company’s internal control over financial reporting.
Each current Audit Committee member (Carolyn B. Handlon, Yvette M. Kanouff, Timothy J. Mayopoulos, Milford W. McGuirt, and James C. Reagan ) meets the independence and financial literacy requirements of the SEC and Nasdaq as well as qualifies as an audit committee financial expert under SEC rules. For a further description of each Audit Committee member’s background and expertise, please refer to the director qualification section of this Proxy Statement beginning on page 10.
In the course of fulfilling its responsibilities, the Audit Committee has:
•    evaluated the qualifications, performance and compensation of the company’s independent auditor (EY);
•    separately met with the internal auditor and EY to discuss any matters that the internal auditor, EY or the Audit Committee believed should be discussed privately without members of management present;
•    reviewed and discussed with EY the items required to be disclosed under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC;
•    received written disclosures and the letter from EY regarding its independence required by applicable requirements of the PCAOB, and discussed with EY its independence;
•    reviewed and discussed with management and EY the company’s internal control over financial reporting; and
•    reviewed and discussed with management and EY the audited consolidated financial statements for fiscal 2024.
Based on the reviews and discussions summarized in this report and subject to the limitations on our role and responsibilities referred to above and contained in the Audit Committee charter, the Audit Committee recommended to the Board that the company’s audited consolidated financial statements referred to above be included in the company’s Annual Report on Form
10-K for fiscal 2024 for filing with the SEC.
Milford W. McGuirt (Chair)
Carolyn B. Handlon
Yvette M. Kanouff
Timothy J. Mayopoulos
James C. Reagan

Independent Registered Public Accounting Firm
The Audit Committee of the Board has appointed Ernst & Young LLP as the independent registered public accounting firm to audit our financial statements for the company's fiscal year ending January 31, 2025. Stockholders are being asked to ratify the appointment of Ernst & Young LLP at the annual meeting, as described above.

Science Applications International Corporation
2023 Proxy Statement | 62

AUDIT MATTERS
Audit and Non-Audit Fees
Aggregate fees billed to the company for fiscal 2024 and fiscal 2023 by our independent registered public accounting firm, EY, were as follows:

	February 2, 2024	February 3, 2023
Audit Fees(1)	$4,663,500	$4,640,000
Audit-Related Fees(2)	$7,200	$7,200
Tax Fees(3)	$267,800	$400,652
All Other Fees	$—	$—
Total Fees	$4,938,500	$5,047,852
(1)    Audit Fees consist of professional services rendered for the audit of the annual consolidated financial statements, including the audit of internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, and the review of quarterly consolidated financial statements. Audit fees also include services that are normally provided by the accountant in connection with the audit, such as consents and certain other company filings and submissions with the SEC.
(2)    Audit-Related Fees reflect fees for services that are reasonably related to the performance of the audit or review of the company’s financial statements. For fiscal 2024 and 2023, this included fees for online accounting research access.
(3)    Tax Fees include a variety of permissible tax services related to preparation and/or review of statutory tax filings within U.S., foreign, and state jurisdictions, general tax advisory services (including research and discussions related to tax compliance matters) and assistance with credits and incentives opportunities in various jurisdictions.

The Audit Committee has considered whether the above services provided by EY are compatible to maintaining the independence of EY. The Audit Committee has the responsibility to pre-approve all audit and non-audit services to be performed by the independent registered public accounting firm in advance. Further, the Chair of the Audit Committee has the authority to pre-approve audit and non-audit services as necessary between regular meetings of the Audit Committee, provided that any of those services that were pre-approved in that manner will be disclosed to the full Audit Committee at its next scheduled meeting. All of the Audit Fees, Audit-Related Fees, non-audit Tax Fees, and All Other Fees set forth above were pre-approved by one of these means.

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OTHER INFORMATION
OTHER INFORMATION

Stock Ownership of Certain Beneficial Owners
The following table provides information regarding the beneficial ownership of each person known by us to beneficially own more than five percent of SAIC common stock as of April 8, 2024.

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class
The Vanguard Group(1)	5,147,005	10.0%
100 Vanguard Blvd. Malvern, PA 19355
BlackRock, Inc.(2)	4,876,090	9.5%
55 East 52nd Street New York, NY 10055
Wellington Management Group LLP(3)	4,062,059	7.9%
c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210
Boston Partners(4)	2,672,536	5.2%
One Beacon Street, 30th Floor Boston, MA 02108
(1)    Information shown is based on information reported by the filer on a Schedule 13G/A filed with the SEC on February 13, 2024 in which The Vanguard Group, an investment adviser filing on behalf of itself and certain of its subsidiaries, reported that it has shared voting power over 20,506 shares, sole dispositive power over 5,076,440 shares and shared dispositive power over 70,565 shares as of December 29, 2023.
(2)    Information shown is based on information reported by the filer on a Schedule 13G/A filed with the SEC on January 24, 2024 in which BlackRock, Inc., a holding company filing on behalf of itself and certain of its subsidiaries, reported that it has sole voting power over 4,654,650 shares and sole dispositive power over 4,876,090 shares as of December 31, 2023.
(3)    Information shown is based on information reported by the filer on a Schedule 13G/A filed with the SEC on February 8, 2024 in which Wellington Management Group LLP, an investment adviser filing on behalf of itself and as parent of certain holding companies and the Wellington Investment Advisers, reported that it has shared voting power over 3,352,941 shares and shared dispositive power over 4,062,059 shares as of December 29, 2023.
(4)    Information shown is based on information reported by the filer on a Schedule 13G/A filed with the SEC on February 13, 2024 in which Boston Partners, an investment adviser filing on behalf of itself, reported that it has sole voting power over 2,006,948 shares, shared voting power over 1,408 shares and sole dispositive power over 2,672,536 shares as of December 31, 2023.

Science Applications International Corporation
2024 Proxy Statement | 64

OTHER INFORMATION
Stock Ownership of Directors and Officers
The following table sets forth, as of April 8, 2024, the beneficial ownership of our common stock by our directors, the NEOs, and all of our directors and executive officers as a group. None of our directors or executive officers beneficially own more than one percent of our common stock. As a group, our directors and executive officers beneficially own approximately 0.67% of our common stock. Unless otherwise indicated, each individual has sole investment power and sole voting power with respect to the shares beneficially owned by that individual, except for any investment or voting power that may be shared with a spouse. No shares have been pledged.

Beneficial Owner	Common stock(1)	Stock units(2)	Options and RSUs(3)	Total shares beneficially owned
Non-Employee Directors
Dana S. Deasy	—	—	960	960
Garth N. Graham	3,893	—	1,600	5,493
Carolyn B. Handlon	751	—	1,600	2,351
Yvette M. Kanouff	7,640	—	3,606	11,246
Timothy J. Mayopoulos	4,876	—	1,600	6,476
Katharina G. McFarland	7,813	—	1,600	9,413
Milford W. McGuirt	3,290	—	1,600	4,890
Donna S. Morea	30,234	—	6,874	37,108
James C. Reagan	—	—	2,266	2,266
Steven R. Shane	33,310	—	6,874	40,184
Named Executive Officers
Toni Y. Townes-Whitley	—	—	—	—
Nazzic S. Keene(4)	142,867	—	—	142,867
Prabu Natarajan	23,104	—	—	23,104
Robert S. Genter(5)	8,386	—	4,693	13,079
Michael W. LaRouche(5)	12,938	—	3,811	16,749
Michelle A. O'Hara	23,756	2,390	—	26,146
All directors and executive officers as a group (16 persons)	302,858	2,390	37,084	342,332
(1)    Information in this column includes (a) the approximate number of shares allocated to all directors and officers as a group, 183,429 shares, and (b) shares held by certain trusts established by the individuals as follows: Mr. Shane, 1,334 shares; Ms. Keene, 115,095 shares; and Mr. Natarajan, 3,000 shares.
(2)    Represents vested stock units attributable to the individual or the group in the Management Stock Compensation Plan. Shares held in these plans are voted by the trustee in the same proportion as all other stockholders collectively vote their shares of common stock.
(3)    Shares subject to options exercisable or RSUs subject to vesting, both within 60 days following April 8, 2024.
(4)     Based solely on information set forth in Ms. Keene Form 4 filed with the SEC on April 14, 2023.
(5)     Based solely on information as of February 2, 2024 and shares subject to vesting within 60 days following February 2, 2024.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act and the rules of the SEC require our directors and executive officers as well as persons who beneficially own more than ten percent of our common stock to file reports of their ownership and changes in ownership of common stock with the SEC. For our directors and executive officers, our personnel generally prepare and file these reports on the basis of information obtained from each director and officer and pursuant to a power of attorney. Based solely on the information provided to us, we believe that all of our directors, executive officers and greater than ten percent stockholders complied with all filing requirements under Section 16(a) of the Exchange Act during fiscal 2024.

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OTHER INFORMATION
Stockholder Proposals and Director Nominations for the 2025 Annual Meeting
Stockholders who, in accordance with Rule 14a-8 of the Exchange Act, wish to present proposals for inclusion in the proxy materials to be distributed in connection with next year’s annual meeting must submit their proposals so they are received by our Corporate Secretary no later than the close of business (5:00 p.m. ET) on December 25, 2024. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.
In order to be properly brought before the annual meeting of stockholders to be held in 2025 (the "2025 Annual Meeting"), a stockholder who desires to provide notice of nomination of one or more director candidates to be included in the company’s Proxy Statement and ballot pursuant to Section 3.17 of our bylaws (a “proxy access nomination”) must be received by our Corporate Secretary no earlier than November 25, 2024 and no later than the close of business on December 25, 2024 (not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date the definitive Proxy Statement was first released to stockholders in connection with the preceding year’s annual meeting of stockholders). If the date of the 2025 Annual Meeting is more than 30 days before or more than 70 days after that anniversary date, notice of the proxy access nomination by the stockholder to be timely must be received not earlier than the close of business on the 120th day and not later than the close of business on the later of the 90th day prior to the 2025 Annual Meeting or the close of business on the 10th day following the day on which the notice of proxy access nomination is mailed or public announcement of the date of the 2025 Annual Meeting is first made by the company, whichever first occurs.
In addition, in order for a stockholder to propose any matter for consideration at the 2025 Annual Meeting other than by inclusion in the Proxy Statement, the stockholder must give timely notice to our Corporate Secretary of such stockholder's intention to bring such business before the meeting. To be timely, notice must be delivered to the Corporate Secretary not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. Therefore, in connection with the 2025 Annual Meeting, notice must be delivered to the Corporate Secretary between February 5, 2025 and March 7, 2025. In the event, however, that the date of the 2025 Annual Meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us, whichever occurs later.
Any stockholder’s notice must include additional information about the stockholder and the underlying beneficial owner, if any, required under our bylaws, as amended from time to time, and SEC rules and regulations, including the information that would be required to be disclosed in a Proxy Statement soliciting proxies for the election of any proposed nomination of one or more director candidates. A stockholder’s notice must be updated, if necessary, so that the information submitted is true and correct as of the record date for determining stockholders entitled to receive notice of the meeting.
In addition to the requirements set forth above, stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees must comply with the additional requirements of Rule 14a-19(b) under the Exchange Act.

Annual Report on Form 10-K
We will provide without charge to any stockholder, upon written or oral request, a copy of our Annual Report on Form 10-K for fiscal 2024 without exhibits. Requests should be directed to SAIC, 12010 Sunset Hills Road, Reston, Virginia 20190, Attention: Corporate Secretary, or by calling (703) 676-4008.
By Order of the Board of Directors

Hilary L. Hageman
Corporate Secretary
April 24, 2024

Science Applications International Corporation
2024 Proxy Statement | 66

APPENDICES
APPENDICES

Appendix A: Non-GAAP Financial Measures
This appendix describes the non-GAAP financial measures included in the Proxy Statement. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered as supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Other companies may define similar measures differently.

	Year Ended
	February 2, 2024	February 3, 2023	January 28, 2022(3)
	(in millions)
Revenues	$7,444	$7,704	$7,394
Net income	477	303	279
Interest expense, net and loss on sale of receivables	129	126	107
Provision for income taxes	143	72	79
Depreciation and amortization	142	157	165
EBITDA(1)	$891	$658	$630
EBITDA as a percentage of revenues	12.0%	8.5%	8.5%
Acquisition and integration costs	1	13	56
Restructuring and impairment costs	23	24	2
Depreciation included in acquisition and integration costs and restructuring and impairment costs	(1)	(3)	(1)
Recovery of acquisition and integration costs and restructuring and impairment costs(2)	(6)	(12)	(1)
Gain on divestitures, net of transaction costs	(240)	—	—
Adjusted EBITDA(1)	$668	$680	$686
Adjusted EBITDA as a percentage of revenues	9.0%	8.8%	9.3%
(1)    EBITDA is a performance measure that is calculated by taking net income and excluding interest and loss on sale of receivables, provision for income taxes, and depreciation and amortization. Adjusted EBITDA is a performance measure that excludes acquisition and integration costs, impairments, restructuring costs, and any other material non-recurring costs that we do not consider to be indicative of our ongoing operating performance. Integration costs are costs to integrate acquired companies and include the costs of strategic consulting services, facility consolidation and employee related costs such as retention and severance costs. The acquisition and integration costs relate to the company’s acquisitions. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the company.
(2)    Adjustment to reflect the portion of acquisition and integration costs and restructuring and impairment costs recovered through the company's indirect rates in accordance with Cost Accounting Standards.
(3)    In fiscal 2022, the Company recognized a gain on divestitures, net of transaction costs of $2 million. This is not presented separately on the "Gain on divestitures, net of transaction costs" line in the table above, as it was immaterial.

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APPENDICES
In addition to the above non-GAAP financial measures, the table below describes adjusted performance measures related to the Performance Stock Units and Short-Term Incentive ("STI") Awards included in the Proxy Statement.

	Year Ended
	February 2, 2024	February 3, 2023	January 28, 2022
	(in millions)
Performance Stock Units Adjusted Performance Measures
Net income	$477	$303	$279
Interest expense, net and loss on sale of receivables	129	126	107
Provision for income taxes	143	72	79
Depreciation and amortization	142	157	165
EBITDA(1)	$891	$658	$630
EBITDA as a percentage of revenues	12.0%	8.5%	8.5%
Acquisition and integration costs	1	11	55
Restructuring impacts	16	11	1
Divestiture impacts	(240)	—	—
Legal settlements	2	—	—
Performance stock units adjusted EBITDA	$670	$680	$686
Performance stock units adjusted EBITDA as a percentage of revenues	9.0%	8.8%	9.3%
Cash flows provided by operating activities	$396	$532	$518
Excess tax benefits on stock based compensation	(6)	(4)	(3)
Cash paid for acquisition and integration costs	5	28	9
Restructuring impacts	(1)	(5)	5
Platform integration program working capital changes	16	15	8
Section 174 and related changes	75	68	—
Divestiture impacts	72	—	—
Impact from sale of receivables under Master Accounts Receivable Purchase Agreement	45	(50)	(15)
Legal settlements	—	—	—
Performance stock units adjusted operating cash flow	$602	$584	$522
Short-Term Incentive Adjusted Performance Measures
Revenue and STI adjusted revenue	$7,444	$7,704	$7,394
Net income	$477	$303	$279
Interest expense, net and loss on sale of receivables	129	126	107
Provision for income taxes	143	72	79
Depreciation and amortization	142	157	165
EBITDA(1)	$891	$658	$630
EBITDA as a percentage of revenues	12.0%	8.5%	8.5%
Acquisition and integration costs	1	11	55
Restructuring impacts	16	11	1
Divestiture impacts	(240)	—	—
Executive transition	13	—	—
STI adjusted EBITDA	$681	$680	$686
Cash flows provided by operating activities	$396	$532	$518
Excess tax benefits on stock based compensation	(6)	(4)	(3)
Impact from sale of receivables under Master Accounts Receivable Purchase Agreement	45	(50)	(15)
Section 174 and related changes	—	68	—
Divestiture impacts	72	—	—
Executive transition	1	—	—
STI adjusted operating cash flow	$508	$546	$500
(1) EBITDA is a non-GAAP performance measure that is calculated by taking net income and excluding interest and loss on sale of receivables, provision for income taxes, and depreciation and amortization. We believe that this performance measure provides management and investors

Science Applications International Corporation
2024 Proxy Statement | 68

APPENDICES
with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the company.

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SAIC®

ATTN: STOCK PROGRAMS
12010 SUNSET HILLS ROAD
RESTON, VA 20190

SCAN TO
VIEW MATERIALS & VOTE

BY INTERNET
Before The Meeting - Go to ***www.proxyvote.com*** *or scan the QR Barcode above*

Use the Internet to transmit your proxy and/or voting instructions and for electronic delivery of information. Have your proxy and voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic proxy and voting instruction form. Please see the reverse side of this card for information regarding specific voting deadlines.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SAIC2024**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your proxy and/or voting instructions. Have your proxy and voting instruction card in hand when you call and then follow the instructions. Please see the reverse side of this card for information regarding specific voting deadlines.

BY MAIL
Mark, sign and date your proxy and voting instruction card and return it in the postage-paid envelope we have provided or return it to SAIC, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V30068-P02360-K72863 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SAIC®

1. Nominees:	**For**	**Against**	**Abstain**
1a. Dana S. Deasy	☐	☐	☐
1b. Garth N. Graham	☐	☐	☐
1c. Carolyn B. Handlon	☐	☐	☐
1d. Yvette M. Kanouff	☐	☐	☐
1e. Timothy J. Mayopoulos	☐	☐	☐
1f. Katharina G. McFarland	☐	☐	☐
1g. Milford W. McGuirt	☐	☐	☐
1h. Donna S. Morea	☐	☐	☐
1i. James C. Reagan	☐	☐	☐
1j. Steven R. Shane	☐	☐	☐
1k. Toni Townes-Whitley	☐	☐	☐

The Board of Directors recommends a vote FOR proposal 2.	**For**	**Against**	**Abstain**
2. The approval of a non-binding, advisory vote on executive compensation.	☐	☐	☐

The Board of Directors recommends a vote FOR proposal 3.	**For**	**Against**	**Abstain**
3. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2025.	☐	☐	☐

Please complete, date, sign and mail promptly in the enclosed envelope which requires no postage.
Please sign EXACTLY as name or names appear(s) hereon. When signing as attorney, executor, trustee, administrator or guardian, please give your full title. If a trust requires the signature of more than one trustee, all required trustees must sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Virtual Annual Meeting:
The Notice and Proxy Statement and the Annual Report on Form 10-K are available at www.proxyvote.com.

V30069-P02360-K72863

SAIC®

Proxy and Voting Instruction Card for the Virtual Annual Meeting of Stockholders - June 5, 2024
This Proxy and Voting Instruction Card is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Hilary L. Hageman, with full power of substitution, as proxy to represent the undersigned and to vote all of the shares of common stock the undersigned is entitled to vote at the Virtual Annual Meeting of Stockholders of Science Applications International Corporation (the "Company") to be held on June 5, 2024 at 9:00 a.m. Eastern Time, virtually via a live interactive webcast on the Internet at www.virtualshareholdermeeting.com/SAIC2024, and at any adjournment, postponement or continuation thereof (the "2024 Virtual Annual Meeting of Stockholders"), as indicated on the reverse side.

For stockholders who are participants in the Science Applications International Corporation Retirement Plan (the "SAIC Retirement Plan"), the undersigned also hereby instructs the Trustee, Vanguard Fiduciary Trust Company, and any successor, to vote all of the shares of common stock held for the undersigned's account in the SAIC Retirement Plan at the 2024 Virtual Annual Meeting of Stockholders, as indicated on the reverse side.

The shares of common stock to which this proxy and voting instruction card relates will be voted as directed. **If this proxy and voting instruction card is properly signed and returned but no instructions are indicated with respect to a particular item, (A) the shares represented by this proxy and voting instruction card which the undersigned is entitled to vote will be voted (i) FOR each of the nominees standing for election as a director in Proposal 1, (ii) FOR Proposal 2, (iii) FOR Proposal 3, and (iv) in the discretion of the proxy holders, on any other matters properly coming before the meeting and any adjournment, postponement or continuation thereof, and (B) the shares represented by this proxy and voting instruction card held for the undersigned's account in the SAIC Retirement Plan will be voted in the same proportion as the shares held in the SAIC Retirement Plan for which voting instructions have been received are voted.** This proxy and voting instruction card, if properly executed and delivered in a timely manner, will revoke all prior proxies and voting instruction cards executed and delivered by the undersigned.

Please complete, sign, date and return the Proxy and Voting Instruction Card promptly using the enclosed envelope.

(Continued and to be signed on reverse side.)